Exhibit 99.2

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations
Key Terms:
When the following terms appear in this report, they have the meanings indicated below:
Dating - consists of all of our dating businesses globally.
Non-dating - consists of The Princeton Review, which was sold on March 31, 2017, for which the financial results have been presented as discontinued operations.
Operating metrics:

•	North America - consists of the financial results and metrics associated with customers located in the United States and Canada.

•	International - consists of the financial results and metrics associated with customers located outside of the United States and Canada.

•	Direct Revenue - is revenue that is directly received from an end user of our products.

•	Indirect Revenue - is revenue that is not received directly from an end user of our products, substantially all of which is advertising revenue.

•
Average PMC - is calculated by summing the number of paid members, or paid member count ("PMC"), at the end of each day in the relevant measurement period and dividing it by the number of calendar days in that period. PMC as of any given time represents the number of users with a paid membership at that time. Users who purchase à la carte features from us do not qualify as paid members for purposes of PMC by virtue of such purchase, though often such purchasers are also paid members.

•
Average Revenue per Paying User ("ARPPU") - is Direct Revenue from members in the relevant measurement period (whether in the form of subscription payments or à la carte payments) divided by the Average PMC in such period divided by the number of calendar days in such period. This definition has been updated in the fourth quarter of 2016 to exclude non-subscriber Direct Revenue and previously reported ARPPU has been adjusted to conform to this definition.

Operating costs and expenses:

•
Cost of revenue - consists primarily of compensation (including stock-based compensation) and other employee-related costs for personnel engaged in data center and customer care functions, in-app purchase fees, credit card processing fees, hosting fees and data center rent, energy and bandwidth costs. In-app purchase fees are monies paid to Apple and Google for the distribution and facilitation of in-app purchases of product features.

•
Selling and marketing expense - consists primarily of advertising expenditures and compensation (including stock-based compensation) and other employee-related costs for personnel engaged in selling and marketing and sales support functions. Advertising expenditures includes online marketing, including fees paid to search engines, offline marketing (which is primarily television advertising), and partner-related payments to those who direct traffic to our brands.

•
General and administrative expense - consists primarily of compensation (including stock-based compensation) and other employee-related costs for personnel engaged in executive management, finance, legal, tax and human resources, acquisition-related contingent consideration fair value adjustments (described below), fees for professional services and facilities costs.

•
Product development expense - consists primarily of compensation (including stock-based compensation) and other employee-related costs that are not capitalized for personnel engaged in the design, development, testing and enhancement of product offerings and related technology.

•
Acquisition-related contingent consideration fair value adjustments - relate to the portion of the purchase price (of certain acquisitions) that is contingent upon the future operating performance of the acquired company.  The amounts ultimately paid are generally dependent upon earnings performance and/or operating metrics as stipulated in the relevant purchase agreements.  The fair value of the liability is estimated at the date of acquisition and adjusted each reporting period to fair value until the liability is settled.  If the payment date of the liability is longer than one year, the amount is initially recorded net of a discount, which is amortized as an expense each period.  In a period where the acquired company is expected to perform better than the previous estimate, the liability will be increased resulting in additional expense; and in a period when the acquired company is expected to perform worse than the previous estimate, the liability will be decreased resulting in income.  The year-over-year impact can be significant, for example, if there is income in one period and expense in the other period.
Long-term debt:

•
Match Exchange Offer - Match Group exchanged $445 million of 2015 Senior Notes (described below) for a substantially like amount of InterActiveCorp's ("IAC") 4.75% Senior Notes due December 15, 2022 ("IAC 2012 Senior Notes") on November 16, 2015.

•
2015 Senior Notes - The Company's 6.75% Senior Notes due December 15, 2022, with interest payable each June 15 and December 15, which commenced June 15, 2016, and which were issued on November 16, 2015 in exchange for IAC 2012 Senior Notes.

•
Term Loan - The Company's $800 million, seven-year term loan entered into on November 16, 2015. On March 31, 2016, a $10 million principal payment was made. On June 1, 2016, the Company issued $400 million of 6.375% Senior Notes (described below). The proceeds from the offering were used to prepay a portion of the $790 million of indebtedness outstanding under the Term Loan. On December 8, 2016, a $40 million principal payment was made. In addition, the outstanding balance was repriced at LIBOR plus 3.25%, with a LIBOR floor of 0.75%. The outstanding balance of the Term Loan as of December 31, 2016 is $350 million. On August 14, 2017, the Term Loan was increased by $75 million and the outstanding balance was repriced at LIBOR plus 2.50%, with a LIBOR floor of 0.00%. Interest payments continue to be due at least quarterly through the term of the loan.

•	2016 Senior Notes - The Company's 6.375% Senior Notes due June 1, 2024, with interest payable each June 1 and December 1, which commenced on December 1, 2016, and which were issued on June 1, 2016.
Non-GAAP financial measure:

•
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") - is a Non-GAAP financial measure. See "Match Group Inc.'s Principles of Financial Reporting" for the definition of Adjusted EBITDA.

MANAGEMENT OVERVIEW
Match Group, Inc. ("Match Group," the "Company," "we," "our," or "us") is the world’s leading provider of dating products. We operate a portfolio of over 45 dating brands, including Match, Tinder, PlentyOfFish, Meetic, OkCupid, Pairs, Twoo, OurTime, BlackPeopleMeet and LoveScout24 (formerly known as FriendScout24), each designed to increase our users' likelihood of finding a romantic connection. Through our portfolio of trusted brands, we provide tailored products to meet the varying preferences of our users. We currently offer our dating products in 42 languages across more than 190 countries.
Sources of Revenue
All our dating products provide the use of certain features for free, and then offer a variety of additional features for paid members. Our Dating revenue is primarily derived directly from users in the form of recurring membership fees.
Membership revenue is presented net of credits and credit card chargebacks. Members pay in advance, primarily by using a credit card or through mobile app stores, and, subject to certain conditions identified in our terms and conditions, all purchases are final and nonrefundable. Fees collected, or contractually due, in advance for memberships are deferred and recognized as revenue using the straight-line method over the terms of the applicable membership period, which primarily range from one to six months, while corresponding mobile app store fees incurred on such transactions, if any, are deferred and expensed over the same period. We also earn revenue from online advertising, the purchase of à la carte features and offline events. Online advertising revenue is recognized every time an ad is displayed. Revenue from the purchase of à la carte features is recognized based on usage. Revenue and the related expenses associated with offline events are recognized when each event occurs.
Trends affecting our business
Over the last several years, we have seen significant changes in our business. During this time, our portfolio has evolved from one dominated by our Match and affinity brands in North America, and Meetic internationally, to one in which other brands such as Tinder and PlentyOfFish represent a significant portion of our overall user base. This portfolio evolution has led to, been driven by, or coincided with, a number of significant trends in our business including the following:
Expansion of the category through mobile. We have experienced strong growth in the usage of our products on mobile devices over the last several years. Mobile adoption has improved user engagement, opened new customer acquisition channels, and attracted a younger demographic compared to our desktop products. This trend continues to help broaden the category as online dating is widely adopted by a new generation of users. Mobile adoption is also allowing us to accelerate growth in certain international markets that were previously under-penetrated with desktop only products. Although mobile adoption has represented, and continues to represent, a significant growth opportunity for us, it has also required dedication of additional product and technology resources. Our mobile products, taken as a whole, tend to have lower conversion rates than our desktop-first products, when other factors impacting conversion are held constant. Increased mobile adoption has led to challenges for those of our brands that have significant pre-existing desktop businesses with high percentages of paid members. As a result, we expect to continue to invest heavily to optimize and expand our product offerings, while increasing conversion levels at our formerly desktop only brands.
Lower cost users. All of our brands rely on word-of-mouth, or free, customer acquisition to varying degrees. Word-of-mouth acquisition is typically a function of scale (with larger communities driving greater numbers of referrals), youthfulness (with the viral effect being more pronounced in younger populations due, in part, to a significantly higher concentration of single people in any given social circle) and monetization rate (with people generally more likely to talk openly about using dating products that are less heavily monetized). Additionally, some, but not all, of our brands spend meaningfully on paid marketing. Accordingly, the average amount we spend to acquire a user differs significantly across brands based in large part on each brand’s mix of paid and free acquisition channels. As our mix has shifted toward younger users, our mix of acquisition channels has shifted toward free channels, driving a significant decline over the past several years in the average amount we spend to acquire a new user across our portfolio. Our costs of acquiring paid members have also declined meaningfully. We expect the dynamics that have led to the growth in word-of-mouth customer acquisition to continue going forward and for our brands to continue to acquire significant numbers of users through low-cost means.
Changing paid acquisition dynamics. Even as our acquisition of lower cost users increases, paid acquisition of users remains an important driver of our business. The channels through which we market our brands are always evolving, but we are currently in a period of rapid change as TV and video consumption patterns evolve and internet consumption shifts from desktop to mobile devices. However, advertising opportunities have not kept up with audience migration, putting pressure on our paid marketing activities. Recently, we have been able to increase our marketing spend despite these trends, and to bring down the costs of acquiring new users to our products through our paid channels. However, our increases in spend have generally been made in less effective channels, bringing in lower converting users. We believe that advertising opportunities will increasingly follow consumer usage patterns, and that as this occurs, and as we improve our expertise at exploiting these evolving marketing channels, we will be able to increase our marketing efficiency over time.
Mix-driven decline in consolidated ARPPU. Tinder, OkCupid, PlentyOfFish and Twoo all have a lower ARPPU than our other brands. Over the last few years, the number of paid members from the lower ARPPU brands has become an increasingly large percentage of our aggregate number of paid members. As a result, our overall or consolidated ARPPU has declined even though ARPPU is increasing for certain of our brands. The decline in overall ARPPU has coincided with the decline in the cost of acquiring new users discussed above, and is expected to moderate now that our lower ARPPU brands, like Tinder and PlentyOfFish, are well established.
Other factors affecting the comparability of our results

Advertising spend. Our advertising spend, which is included in our selling and marketing expense, has consistently been our largest operating expense. In recent periods, we have focused our adverting spend on display, mobile, television, social media and search channels. We seek to optimize for total return on advertising spend by frequently analyzing and adjusting this spend through numerous campaigns to focus on marketing channels and markets that generate a high return. Our data-driven approach provides us the flexibility to scale and optimize our advertising spend. We spend marketing dollars against an expected lifetime value of a customer that is realized by us over a multi-year period; and while this marketing is intended to be profitable on that basis, it is nearly always negative during the period in which the expense is incurred. Accordingly, our operating results, in particular our profit measures, for a particular period may be meaningfully impacted by the timing, size, number or effectiveness of our advertising campaigns in that period. Additionally, advertising spend is typically higher during the first quarter of our fiscal year, and lower during the fourth quarter. See “Seasonality” below.

Seasonality. Historically, our Dating business has experienced seasonal fluctuations in quarterly operating results, particularly with respect to our profit measurements. This is driven primarily by a higher concentration of advertising spend in the first quarter, when advertising prices are lowest and demand for our products is highest, and a lower concentration of advertising spend in the fourth quarter, when advertising costs are highest and demand for our products is lowest.
International markets. Our products are available in over 190 countries. Our international revenue represented 39% and 35% of our total revenue for the years ended December 31, 2016 and 2015, respectively. We vary our pricing to align with local market conditions and our international businesses typically earn revenue in local currencies, primarily the Euro. As foreign currency exchange rates change, translation of the statement of operations of our international businesses into U.S. dollars affects year-over-year comparability of operating results.
Business combinations. Acquisitions are an important part of our growth strategy, and we expect to make opportunistic acquisitions in the future. During the three years ended December 31, 2016, we have invested approximately $634.5 million to acquire 9 new brands for our dating portfolio including LoveScout24, Eureka and PlentyOfFish. As a consequence of the contributions of these businesses and acquisition-related expenses, our consolidated and combined results of operations may not be comparable between periods.
2017 Developments
In January 2017, we entered into a definitive agreement to sell The Princeton Review to ST Unitas, a global education technology company which was previously reported in our Non-dating segment.  The transaction closed on March 31, 2017 and the results of the Non-dating segment have been included in discontinued operations. The Company's financial information for prior periods has been recast to conform to this presentation.
In July 2017, Match Group elected to convert all outstanding equity awards of its wholly-owned Tinder business, which awards were primarily held by current and former Tinder employees, to stock options of Match Group. Subsequently, during the third quarter of 2017, we made cash payments totaling approximately $500 million to cover (i) withholding taxes paid on behalf of employees who exercised options on a net basis and (ii) the purchase of certain fully vested awards.
In August 2017, we increased our Term Loan by $75 million to $425 million and repriced the Term Loan, reducing the applicable interest margin by 0.75% per annum to LIBOR plus 2.50%, with a LIBOR floor of 0.00% (previously, the terms were LIBOR plus 3.25%, with a LIBOR floor of 0.75%).
2016 Developments
On December 8, 2016, we made a $40 million principal payment on our Term Loan. In addition, the remaining outstanding balance of $350 million was repriced at LIBOR plus 3.25%, with a LIBOR floor of 0.75%. The previous interest charged on the Term Loan was LIBOR plus 4.50%, with a LIBOR floor of 1.00%.
On June 1, 2016, we issued $400 million aggregate principal amount of 6.375% Senior Notes due June 1, 2024. The proceeds were used to prepay a portion of the Term Loan.
2016 Consolidated Results
In 2016, revenue, operating income and Adjusted EBITDA grew 23%, 48% and 42%, respectively. Revenue growth was primarily driven by an increase in Direct Revenue with a strong contribution from Tinder and the 2015 acquisitions of PlentyOfFish and Eureka. The growth in operating income and Adjusted EBITDA was due primarily to higher revenue and lower selling and marketing expense as a percentage of revenue as our sales mix continues to shift towards brands with lower marketing spend. Operating income and Adjusted EBITDA also benefited from a decrease of $11.9 million in costs related to the consolidation and streamlining of our technology systems and European operations at our business ($4.9 million in 2016 compared to $16.8 million in 2015). Operating income was further impacted by income in 2016 of $9.2 million from acquisition-related contingent consideration fair value adjustments compared to income of $11.1 million in 2015, increases in 2016 of $5.2 million and $2.9 million in depreciation and amortization of intangibles, respectively, which are each due in part to the acquisitions noted above and a $2.9 million increase in stock-based compensation expense.

Results of Operations for the years ended December 31, 2016, 2015 and 2014
Revenue

	Years Ended December 31,
	2016	Change	% Change	2015	Change	% Change	2014
	(Amounts in thousands, except ARPPU)
Direct Revenue:
North America	$681,809	$98,577	17%	$583,232	$57,304	11%	$525,928
International	385,555	102,204	36%	283,351	9,752	4%	273,599
Total Direct Revenue	1,067,364	200,781	23%	866,583	67,056	8%	799,527
Indirect Revenue	50,746	7,624	18%	43,122	6,191	17%	36,931
Total Revenue	$1,118,110	$208,405	23%	$909,705	$73,247	9%	$836,458

Percentage of Total Revenue:
Direct Revenue:
North America	61%			64%			63%
International	34%			31%			33%
Total Direct Revenue	95%			95%			96%
Indirect Revenue	5%			5%			4%
Total Revenue	100%			100%			100%

Average PMC:
North America	3,317	605	22%	2,712	308	13%	2,404
International	2,091	656	46%	1,435	338	31%	1,097
Total	5,408	1,261	30%	4,147	646	18%	3,501

ARPPU:
North America	$0.56	$(0.03)	(5)%	$0.59	$(0.01)	(2)%	$0.60
International	$0.50	$(0.03)	(7)%	$0.53	$(0.15)	(22)%	$0.68
Total	$0.54	$(0.03)	(6)%	$0.57	$(0.06)	(9)%	$0.62
For the year ended December 31, 2016 compared to the year ended December 31, 2015
North America Direct Revenue grew $98.6 million, or 17%, in 2016 versus 2015, driven by 22% growth in Average PMC, partially offset by a 5% decline in ARPPU. International Direct Revenue grew $102.2 million, or 36%, in 2016 versus 2015, driven by 46% growth in Average PMC, partially offset by a 7% decline in ARPPU. Average PMC growth is primarily a result of growth in paying members at Tinder and the 2015 acquisition of PlentyOfFish. ARPPU decreased due to the continued mix shift towards lower ARPPU brands, including Tinder and PlentyOfFish, which have lower price points compared to our more established brands. North America ARPPU decline was partially offset by an increase in mix-adjusted rates.
For the year ended December 31, 2015 compared to the year ended December 31, 2014
North America Direct Revenue grew $57.3 million, or 11%, in 2015 versus 2014, driven by 13% growth in Average PMC, partially offset by a 2% decline in ARPPU. Average PMC growth was driven by an increase in the percentage of new users becoming paid members, growth in new users and higher beginning PMC. ARPPU decreased due to mix shifts to lower rate brands, partially offset by an increase in mix-adjusted rates.
International Direct Revenue grew $9.8 million, or 4%, in 2015 versus 2014, primarily driven by 31% growth in Average PMC, partially offset by a 22% decline in ARPPU. Average PMC growth was driven by an increase in the percentage of new users becoming paid members, growth in new users, and higher beginning PMC. The majority of the decline in ARPPU was due to the effects of foreign exchange. Adjusting for foreign exchange effects, International Direct Revenue grew 21%, and International ARPPU declined 8% as a result of a mix shift to lower rate brands, partially offset by increases in mix-adjusted rates.

See "Match Group, Inc.'s Principles of Financial Reporting" for a discussion and reconciliation of effects of foreign exchange on revenue.
Cost of revenue (exclusive of depreciation)

	Years Ended December 31,
	2016	$ Change	% Change	2015	$ Change	% Change	2014
	(Dollars in thousands)
Cost of revenue	$195,648	$61,262	46%	$134,386	$39,599	42%	$94,787
Percentage of revenue	17%			15%			11%
For the year ended December 31, 2016 compared to the year ended December 31, 2015
Cost of revenue increased $61.3 million, or 46%, outpacing revenue growth, driven primarily by a significant increase in in-app purchase fees across multiple brands, including Tinder, and the 2015 acquisitions of PlentyOfFish and Eureka.
For the year ended December 31, 2015 compared to the year ended December 31, 2014
Cost of revenue increased $39.6 million, or 42%, meaningfully more than the growth in revenue, driven primarily by a significant increase in in-app purchase fees across multiple brands, including Tinder, which started to monetize in earnest in 2015, as well as higher hosting fees driven by growth in users and product features.
Selling and marketing expense

	Years Ended December 31,
	2016	$ Change	% Change	2015	$ Change	% Change	2014
	(Dollars in thousands)
Selling and marketing expense	$349,119	$6,352	2%	$342,767	$18,074	6%	$324,693
Percentage of revenue	31%			38%			39%
For the year ended December 31, 2016 compared to the year ended December 31, 2015
Selling and marketing expense increased $6.4 million, or 2%, but declined as a percentage of revenue as the product mix continues to shift towards brands with lower marketing spend.
For the year ended December 31, 2015 compared to the year ended December 31, 2014
Selling and marketing expense increased $18.1 million, or 6%, driven primarily by the acquisitions of LoveScout24 (formerly known as FriendScout24) in 2014 and Eureka in 2015, and an increase in stock-based compensation expense, partially offset by declines in advertising spend as a percentage of revenue.
General and administrative expense

	Years Ended December 31,
	2016	$ Change	% Change	2015	$ Change	% Change	2014
	(Dollars in thousands)
General and administrative expense	$135,019	$12,642	10%	$122,377	$33,917	38%	$88,460
Percentage of revenue	12%			13%			11%
For the year ended December 31, 2016 compared to the year ended December 31, 2015
General and administrative expense increased $12.6 million, or 10%, driven primarily by an increase of $7.5 million in compensation due to increased headcount from both acquisitions and existing business growth, an increase of $4.0 million in office rent due to growth in the business, and a decrease in income of $1.9 million in acquisition-related contingent consideration fair value adjustments, partially offset by a $2.1 million decrease in stock-based compensation expense due primarily to the inclusion in 2015 of a modification charge related to certain equity awards, partially offset by the issuance of new equity awards since the prior year.

For the year ended December 31, 2015 compared to the year ended December 31, 2014
General and administrative expense increased $33.9 million, or 38%, driven primarily by an increase of $19.6 million in stock-based compensation expense due to the modification of certain awards in 2015 and the issuance of equity awards since 2014 and an increase of $3.3 million in costs, including severance, during 2015 related to the consolidation and streamlining of technology systems and European operations. Additionally, 2014 was impacted by a $3.9 million benefit related to the expiration of the statute of limitations for a non-income tax matter.
Product development expense

	Years Ended December 31,
	2016	$ Change	% Change	2015	$ Change	% Change	2014
	(Dollars in thousands)
Product development expense	$78,117	$14,151	22%	$63,966	$18,104	39%	$45,862
Percentage of revenue	7%			7%			5%
For the year ended December 31, 2016 compared to the year ended December 31, 2015
Product development expense increased $14.2 million, or 22%, in 2016 versus 2015, driven primarily by an increase of $7.6 million in stock-based compensation expense, increased headcount at Tinder, and the 2015 acquisitions of PlentyOfFish and Eureka.  The increase in stock-based compensation expense was due primarily to the issuance of new equity awards and a net increase in expense associated with the modification of certain equity awards since the prior year period.
For the year ended December 31, 2015 compared to the year ended December 31, 2014
Product development expense increased $18.1 million, or 39%, in 2015 versus 2014, driven primarily by increased compensation at existing businesses and from acquisitions, as well as $4.0 million in severance expense in 2015, primarily incurred in the first half of 2015, related to the consolidation and streamlining of technology systems and European operations and an increase of $3.3 million in stock-based compensation expense due to the modification of certain equity awards and new grants.
Depreciation

	Years Ended December 31,
	2016	$ Change	% Change	2015	$ Change	% Change	2014
	(Dollars in thousands)
Depreciation	$27,726	$7,935	40%	$19,791	$(1,711)	(8)%	$21,502
Percentage of revenue	2%			2%			3%
For the year ended December 31, 2016 compared to the year ended December 31, 2015
Depreciation increased $7.9 million, or 40%, in 2016 versus 2015, driven by acquisitions and an increase in computer equipment as we continue to grow and expand our operations.
For the year ended December 31, 2015 compared to the year ended December 31, 2014
Depreciation decreased by $1.7 million, or 8%, in 2015 versus 2014, primarily driven by certain acquisition assets being fully depreciated in 2015.

Operating Income and Adjusted EBITDA
For a reconciliation of operating income and net earnings attributable to Match Group, Inc. shareholders to Adjusted EBITDA, see "Match Group, Inc.'s Principles of Financial Reporting."

	Years Ended December 31,
	2016	$ Change	% Change	2015	$ Change	% Change	2014
	(Dollars in thousands)
Operating income	$315,549	$102,568	48%	$212,981	$(40,744)	(16)%	$253,725
Percentage of revenue	28%			23%			30%

Adjusted EBITDA	$403,380	$118,826	42%	$284,554	$(4,733)	(2)%	$289,287
Percentage of revenue	36%			31%			35%
For the year ended December 31, 2016 compared to the year ended December 31, 2015
Operating income and Adjusted EBITDA increased $102.6 million, or 48%, and $118.8 million, or 42%, respectively, as a result of the increase in revenue of $208.4 million and a decrease in selling and marketing expense as a percentage of revenue resulting from continued mix shifts towards brands with lower marketing spend, partially offset by the increase in cost of revenue. Additionally, costs incurred in 2016 related to the consolidation and streamlining of our technology systems and European operations were $4.9 million, a decline of $11.9 million compared to the prior year. Operating income was further impacted by increased depreciation expense of $7.9 million, which is due to acquisitions and assets being placed in service; higher stock-based compensation expense of $3.0 million, which is due to the issuance of new equity awards; higher amortization of intangibles of $3.5 million, which is due to acquisitions that occurred in 2015; and income in the current year of $9.2 million from acquisition-related contingent consideration fair value adjustments compared to income of $11.1 million in the prior year.
At December 31, 2016, there was $90.6 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 2.7 years.
For the year ended December 31, 2015 compared to the year ended December 31, 2014
Operating income and Adjusted EBITDA decreased $40.7 million, or 16%, and $4.7 million, or 2%, despite higher revenue, primarily due to $16.8 million of costs in 2015 across our expense categories related to the consolidation and streamlining of technology systems and European operations, an increase in cost of revenue and a $3.9 million benefit in 2014 related to the expiration of the statute of limitations for a non-income tax matter. Operating income was further impacted by an increase of $29.9 million in stock-based compensation expense, which is due to the modification of certain equity awards, the periodic re-assessment of certain performance-based restricted stock units and new grants, and an increase of $6.0 million in amortization of intangibles related to acquisitions occurring in 2015.
Interest expense

	Years Ended December 31,
	2016	$ Change	% Change	2015	$ Change	% Change	2014
	(Dollars in thousands)
Interest expense—third party	$82,199	$64,256	358%	$17,943	$17,943	NA	$—
Interest expense—related party	$—	$(7,965)	NA	$7,965	$(17,329)	(69)%	$25,294
For the year ended December 31, 2016 compared to the year ended December 31, 2015
Interest expense—third party relates to interest on the Term Loan, 2015 Senior Notes, 2016 Senior Notes and the commitment fee on the Company's revolving credit facility. The increase in interest expense—third party is primarily due to the interest on the Term Loan and 2015 Senior Notes commencing in the fourth quarter of 2015 while the interest on the 2016 Senior Notes commenced in the second quarter of 2016, which reduced the amount outstanding on the Term Loan with debt at a higher interest rate.

For the year ended December 31, 2015 compared to the year ended December 31, 2014
Interest expense—third party relates to interest on the Term Loan and 2015 Senior Notes and the commitment fee on the Company's revolving credit facility, the payment of which commenced in the fourth quarter of 2015. Included in third party interest expense is $7.3 million of debt issuance costs related to the 2015 Senior Notes.

Interest expense—related party includes interest charged by IAC and its subsidiaries on long-term debt, related party, as well as on other acquisitions-related loans, a portion of which was capitalized on June 30, 2014. The long-term debt, related party was settled during the fourth quarter of 2015.
Other income, net

	Years Ended December 31,
	2016	$ Change	% Change	2015	$ Change	% Change	2014
	(Dollars in thousands)
Other income, net	$7,866	$(3,766)	(32)%	$11,632	$(2,153)	(16)%	$13,785
For the years ended December 31, 2016, 2015, and 2014
Other income, net in 2016 includes $20.0 million in foreign currency exchange gains due to strengthening of the dollar relative to the British Pound and Euro and a $3.1 million gain related to the sale of a marketable equity security, partially offset by a non-cash charge of $12.1 million related to the write-off of a proportionate share of original issue discount and deferred financing costs associated with prepayments of $440 million of the Term Loan, $2.1 million of expense related to mark-to-market adjustment pertaining to certain subsidiary denominated equity awards held by non-employees, $1.5 million repricing fees related to the Term Loan, and a $0.7 million other-than-temporary impairment charge related to a certain cost method investment as a result of our assessment of the near-term prospects and financial condition of the investee.
Other income, net in 2015 includes $7.6 million in foreign currency exchange gains related to the €53 million 5.00% Note payable to an IAC subsidiary (this note was settled during the fourth quarter of 2015), $4.4 million of interest income, and $2.4 million in foreign currency exchange gains; partially offset by $2.7 million of expense related to mark-to-market adjustment pertaining to certain subsidiary denominated equity awards held by non-employees.
Other income, net in 2014 includes $8.3 million in foreign currency exchange gains related to the €53 million 5.00% Note payable to an IAC subsidiary.
Income tax provision

	Years Ended December 31,
	2016	$ Change	% Change	2015	$ Change	% Change	2014
	(Dollars in thousands)
Income tax provision	$62,875	$(2,667)	(4)%	$65,542	$(11,583)	(15)%	$77,125
Effective income tax rate	26%			33%			32%
For discussion of income taxes, see "Note 3—Income Taxes" to the consolidated and combined financial statements included in "Item 8—Consolidated and Combined Financial Statements and Supplementary Data."
For the years ended December 31, 2016, 2015 and 2014, the Company recorded income tax provisions of $62.9 million, $65.5 million, and $77.1 million, respectively, which represent effective income tax rates of 26%, 33% and 32%, respectively. In 2016, the effective income tax rate was lower than the statutory rate of 35% due primarily to foreign income taxed at lower rates including non-taxable foreign currency exchange gains, and a reduction in deferred tax liabilities for a foreign tax law change. In 2015 and 2014, the effective income tax rates were lower than the statutory rate of 35% due primarily to non-taxable contingent consideration fair value adjustments and non-taxable foreign currency exchange gains, partially offset by state taxes.

MATCH GROUP, INC.'S PRINCIPLES OF FINANCIAL REPORTING
Match Group reports Adjusted EBITDA as a supplemental measure to U.S. generally accepted accounting principles ("GAAP"). This measure is one of the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Match Group endeavors to compensate for the limitations of the non-GAAP measure presented by providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measure, which we discuss below.
Definition of Match Group's Non-GAAP Measure
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and this measure is one of the primary metrics by which our internal budgets are based and by which management is compensated. The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, and we believe that by excluding these items, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business, from which capital investments are made and debt is serviced. Adjusted EBITDA has certain limitations in that it does not take into account the impact to our consolidated and combined statement of operations of certain expenses.
Non-Cash Expenses That Are Excluded From Match Group's Non-GAAP Measure
Stock-based compensation expense consists principally of expense associated with the grants of stock options, restricted stock units ("RSUs"), performance-based RSUs and market-based awards. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) has been met (assuming the end of the reporting period is the end of the contingency period). Upon the exercise of certain stock options and vesting of RSUs, performance-based RSUs and market-based awards, the awards are settled, at the Company's discretion, on a net basis, with the Company remitting the required tax-withholding amount from its current funds.
Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives or, in the case of leasehold improvements, the lease term, if shorter.
Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, trade names and technology are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.
Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

The following tables reconcile operating income and net earnings attributable to Match Group, Inc. shareholders to Adjusted EBITDA:

	Year Ended December 31, 2016
	Operating Income	Stock-based compensation	Depreciation	Amortization of Intangibles	Acquisition-related Contingent Consideration Fair Value Adjustments	Adjusted EBITDA

Match Group, Inc.	$315,549	$52,370	$27,726	$16,932	$(9,197)	$403,380
Interest expense	(82,199)
Other income, net	7,866
Earnings from continuing operations, before tax	241,216
Income tax provision	(62,875)
Net earnings from continuing operations	178,341
Loss from discontinuing operations, net of tax	(6,328)
Net earnings	172,013
Net earnings attributable to redeemable noncontrolling interests	(562)
Net earnings attributable to Match Group, Inc. shareholders	$171,451

	Year Ended December 31, 2015
	Operating Income	Stock-based compensation	Depreciation	Amortization of Intangibles	Acquisition-related Contingent Consideration Fair Value Adjustments	Adjusted EBITDA

Match Group, Inc.	$212,981	$49,401	$19,791	$13,437	$(11,056)	$284,554
Interest expense—third party	(17,943)
Interest expense—related party	(7,965)
Other income, net	11,632
Earnings from continuing operations, before tax	198,705
Income tax provision	(65,542)
Net earnings from continuing operations	133,163
Loss from discontinuing operations, net of tax	(12,676)
Net earnings	120,487
Net earnings attributable to redeemable noncontrolling interests	(104)
Net earnings attributable to Match Group, Inc. shareholders	$120,383

	Year Ended December 31, 2014
	Operating Income	Stock-based compensation	Depreciation	Amortization of Intangibles	Acquisition-related Contingent Consideration Fair Value Adjustments	Adjusted EBITDA

Match Group, Inc.	$253,725	$19,543	$21,502	$7,429	$(12,912)	$289,287
Interest expense—related party	(25,294)
Other income, net	13,785
Earnings from continuing operations, before tax	242,216
Income tax provision	(77,125)
Net earnings from continuing operations	165,091
Loss from discontinuing operations, net of tax	(16,732)
Net earnings	148,359
Net earnings attributable to redeemable noncontrolling interests	(595)
Net earnings attributable to Match Group, Inc. shareholders	$147,764
Effects of Changes in Foreign Exchange Rates on Revenue

The impact of foreign exchange rates on Match Group, due to its global reach, may be an important factor in understanding period over period comparisons if movement in rates is significant. International revenues are favorably impacted as the U.S. dollar weakens relative to other foreign currencies, and unfavorably impacted as the U.S dollar strengthens relative to other foreign currencies. We believe the presentation of revenue excluding foreign exchange, in addition to reported revenue, helps improve the ability to understand Match Group's performance because it excludes the impact of foreign currency volatility that is not indicative of Match Group's core operating results.
Revenue, excluding foreign exchange impact compares results between periods as if exchange rates had remained constant period over period. Revenue, excluding foreign exchange impact is calculated by translating current period revenues using prior period exchange rates. Revenue growth, excluding foreign exchange impact (expressed as a percentage), is calculated by determining the increase in current period revenues over prior period revenues where current period revenues are translated using prior period exchange rates.
This non-GAAP measure should be considered in addition to results reported in accordance with GAAP, but should not be considered a substitute for or superior to GAAP.

The impact of changes in foreign exchange rates during 2016, when compared to foreign exchange rates from the year ended December 31, 2015, was not material to the results for the year ended December 31, 2016. The following table presents the impact of our foreign exchange on total revenue, International Direct Revenue and International ARPPU for the year ended December 31, 2015 compared to the year ended December 31, 2014:

	Years Ended December 31,
	2015	$ Change	% Change	2014
	(Dollars in thousands, except ARPPU)
Revenue, as reported	$909,705	$73,247	9%	$836,458
Foreign exchange impact	48,109
Revenue, excluding foreign exchange impact	$957,814	$121,356	15%	$836,458

International Direct Revenue, as reported	$283,351	$9,752	4%	$273,599
Foreign exchange effect	47,080
International Direct Revenue, excluding foreign exchange impact	$330,431	$56,832	21%	$273,599

International ARPPU, as reported	$0.53	$(0.15)	(22)%	$0.68
Foreign exchange effect	0.09
International ARPPU, excluding foreign exchange impact	$0.62	$(0.06)	(9)%	$0.68

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES
Financial Position

	December 31, 2016	December 31, 2015
	(In thousands)
Cash and cash equivalents:
United States (a)	$114,035	$34,422
All other countries (b)	139,616	53,751
Total cash and cash equivalents	253,651	88,173
Marketable equity security (United States)	—	11,622
Total cash and cash equivalents and marketable securities	$253,651	$99,795

Long-term debt:
2016 Senior Notes	$400,000	$—
2015 Senior Notes	445,172	445,172
Term Loan due November 16, 2022 (c) (d)	350,000	800,000
Total long-term debt	1,195,172	1,245,172
Less: Current maturities of long-term debt	—	40,000
Less: Unamortized original issue discount and original issue premium, net	5,245	11,691
Less: Unamortized debt issuance costs	13,434	16,610
Total long-term debt, net of current maturities	$1,176,493	$1,176,871
______________________

(a)	Domestically, cash equivalents include $84.1 million of AAA rated government money market funds at December 31, 2016; the balance reflects cash deposits held in financial institutions.

(b)
Internationally, cash equivalents include $1.1 million of money market funds at December 31, 2016; the balance reflects cash deposits held in financial institutions. If needed for our U.S. operations, most of the cash and cash equivalents held by the Company's foreign subsidiaries could be repatriated, which, under current tax law, would be subject to U.S. federal and state income taxes. We currently do not anticipate a need to repatriate these funds to finance our U.S. operations and it is our intent to indefinitely reinvest these funds outside of the U.S.; therefore, we have not provided for any U.S. income taxes related to these funds.

(c)
Proceeds from the 2016 Senior Notes were used to prepay a portion of the Term Loan. In addition, payments of $10 million and $40 million were made in March and December 2016, respectively. A final payment of $350 million is due at maturity.

(d)
The Term Loan matures on November 16, 2022; provided that, if any of the 2015 Senior Notes remain outstanding on the date that is 91 days prior to the maturity date of the 2015 Senior Notes, the Term Loan maturity date shall be September, 15, 2022, the date that is 91 days prior to the maturity date of the 2015 Senior Notes.

Senior Notes:
On June 1, 2016, the Company issued $400 million aggregate principal amount of 2016 Senior Notes due June 1, 2024.
Promptly following the closing of the Match Exchange Offer on November 16, 2015, the Company and its subsidiaries were designated as unrestricted subsidiaries of IAC for purposes of the indentures governing the IAC 4.875% Senior Notes due November 30, 2018, the IAC Senior Notes and the IAC Credit Facility. Following this designation, neither Match Group nor any of its subsidiaries guaranteed any debt of IAC, or are subject to any of the covenants related to such debt.
The indentures governing the 2016 and 2015 Senior Notes contain covenants that would limit the Company's ability to pay dividends or to make distributions and repurchase or redeem Match Group stock in the event a default has occurred or Match Group's leverage ratio (as defined in the indentures) exceeds 5.0 to 1.0. As of December 31, 2016, Match Group was in compliance with all applicable covenants and was below the 5.0 to 1.0 leverage ratio.

Term Loan and Credit Facility:
On November 16, 2015, under a credit agreement (the "Credit Agreement"), the Company borrowed $800 million in the form of a term loan (the "Term Loan"). On March 31, 2016, the Company made a $10.0 million principal payment on the Term Loan. In addition, on June 1, 2016, the $400 million in proceeds from the 2016 Senior Notes were used to prepay a portion of the Term Loan and, as a result, quarterly principal payments of $10.0 million under the Term Loan are no longer due. On December 8, 2016, the Company made an additional $40 million principal payment on the Term Loan. In addition, the remaining outstanding balance of $350 million, which is due at maturity, was repriced. The Term Loan provides for additional annual principal payments as part of an excess cash flow sweep provision, the amount of which, if any, is governed by the secured net leverage ratio set forth in the Credit Agreement. The Term Loan bears interest, at our option, at a base rate or LIBOR, plus 2.25% or 3.25%, respectively, and in the case of LIBOR, a floor of 0.75%. The interest rate at December 31, 2016 is 4.20%. Interest payments are due at least quarterly through the term of the loan.
On August 14, 2017, the Company borrowed an additional $75 million on the Term Loan and the outstanding balance of $425 million, which is due at maturity, was repriced. The Term Loan currently bears interest, at our option, at a base rate or LIBOR, plus 1.50% or 2.50%, respectively, and in the case of LIBOR, a floor of 0.00%. The interest rate at September 30, 2017 is 3.81%.
The Company has a $500 million revolving credit facility (the "Credit Facility") that expires on October 7, 2020. At December 31, 2016 and 2015, there were no outstanding borrowings under the Credit Facility. The annual commitment fee on undrawn funds based on the current leverage ratio is 30 basis points. Borrowings under the Credit Facility bear interest, at the Company's option, at a base rate or LIBOR, in each case plus an applicable margin, which is determined by reference to a pricing grid based on the Company's consolidated net leverage ratio. The terms of the Credit Facility require the Company to maintain a consolidated net leverage ratio of not more than 5.0 to 1.0 and a minimum interest coverage ratio of not less than 2.5 to 1.0 (in each case as defined in the Credit Agreement).
There are additional covenants under the Credit Facility and the Term Loan that limit the ability of the Company and its subsidiaries to, among other things, incur indebtedness, pay dividends or make distributions. While the Term Loan remains outstanding, these same covenants under the Credit Agreement are more restrictive than the covenants that are applicable to the Credit Facility. Obligations under the Credit Facility and Term Loan are unconditionally guaranteed by certain Match Group wholly-owned domestic subsidiaries, and are also secured by the stock of certain Match Group domestic and foreign subsidiaries. The Term Loan and outstanding borrowings, if any, under the Credit Facility rank equally with each other, and have priority over the 2016 and 2015 Senior Notes to the extent of the value of the assets securing the borrowings under the Credit Agreement.
IAC Subordinated Loan Facility:
Prior to the IPO, the Company entered into an uncommitted subordinated loan facility with IAC (the "IAC Subordinated Loan Facility"), which allows the Company to make one or more requests to IAC to borrow funds from it. If IAC agrees to fulfill any such borrowing request from the Company, such borrowing will be incurred in accordance with the terms of the IAC Subordinated Loan Facility. Any indebtedness outstanding under the IAC Subordinated Loan Facility will be by its terms subordinated in right of payment to the obligations under the Credit Facility, the Term Loan and the 2015 and 2016 Senior Notes. The IAC Subordinated Loan Facility has a scheduled final maturity date of no earlier than 90 days after the maturity date of the Credit Facility or the latest maturity date in respect of any Term Loan outstanding under the Credit Agreement. At December 31, 2016, the Company has no indebtedness outstanding under the IAC Subordinated Loan Facility.
Cash Flow Information
In summary, the Company's cash flows are as follows:

	Years ended December 31,
	2016	2015	2014
	(In thousands)
Net cash provided by operating activities attributable to continuing operations	$259,555	$253,893	$186,401
Net cash used in investing activities attributable to continuing operations	(27,199)	(643,350)	(138,141)
Net cash (used in) provided by financing activities attributable to continuing operations	(61,194)	369,835	(25,377)

2016
Net cash provided by operating activities consists of earnings adjusted for stock-based compensation expense, depreciation, amortization of intangibles, deferred income taxes, acquisition-related contingent consideration fair value adjustments, and the effect of changes from working capital activities. Adjustments to earnings primarily consist of $52.4 million of stock-based compensation expense, $27.7 million of depreciation, $16.9 million of amortization of intangibles, $9.2 million in gains from acquisition-related contingent consideration fair value adjustments and $4.8 million in other adjustments that consist primarily of a non-cash charge on the prepayment of $400 million of the Term Loan, partially offset by foreign currency exchange gains on intercompany loans. The increase in cash from changes in working capital primarily consists of an increase in deferred revenue of $19.2 million, due mainly to growth in membership revenue, and an increase of the income tax payable as accruals exceeded payments, partially offset by a reduction in accounts receivable and accounts payable and accrued expenses.
Net cash used in investing activities in 2016 consists primarily of capital expenditures of $46.1 million that are related to the internal development of software to support our products and services, as well as computer equipment and leasehold improvements as we continue to grow and expand our operations, partially offset by the proceeds of $11.7 million from the sale of a marketable security.
Net cash used in financing activities in 2016 mainly relates to the prepayment of $440.0 million of the Term Loan, of which $400.0 million was financed by the issuance of the 2016 Senior Notes.
2015
Adjustments to earnings primarily consist of $49.4 million of stock-based compensation expense, $19.8 million of depreciation and $13.4 million of amortization of intangibles, partially offset by deferred income taxes of $20.9 million and $11.1 million of acquisition-related contingent consideration fair value adjustments. The increase in changes in working capital consists primarily of an increase in deferred revenue of $30.2 million, an increase in income taxes payable of $41.8 million, and an increase in accounts payable and accrued expenses and other current liabilities of $29.9 million, partially offset by an increase in accounts receivable of $20.1 million and an increase in other assets of $10.4 million. The increase in deferred revenue is primarily due to growth in membership fees. The increase in accounts payable and accrued expenses and other current liabilities is primarily due to increased advertising spending, the timing of advertising payments, and an increase in accrued interest related to the Term Loan and 2015 Senior Notes. The increase in accounts receivable is primarily due to growth in in-app purchases sold through mobile products. The increase in other assets was primarily due to an increase in prepaid expenses, mainly from growth and the signing of longer-term contracts.
Net cash used in investing activities in 2015 includes acquisitions of $610.2 million, which includes $575.0 million for PlentyOfFish, and capital expenditures of $25.2 million, primarily related to the internal development of software to support our products and services, and computer hardware.
Net cash provided by financing activities in 2015 includes $788.0 million in borrowings from the Term Loan, $428.8 million in net proceeds received from the IPO and $500.0 million in capital contribution from IAC to partially fund the acquisition of PlentyOfFish, partially offset by a cash dividend to IAC of $1.0 billion, the repayment of $182.5 million in related party debt, net cash transfers of $86.0 million to IAC related to its centrally managed U.S. treasury management function, $23.4 million for the repurchase of stock-based awards, $17.2 million in debt issuance costs related to our Term Loan and revolving credit facility and $7.0 million of debt issuance costs related to the 2015 Senior Notes.
2014
Adjustments to earnings primarily consist of $21.5 million of depreciation, $19.5 million of stock-based compensation expense and $7.4 million of amortization of intangibles, partially offset by $12.9 million in acquisition-related contingent consideration fair value adjustments, $11.9 million in other adjustments, net, principally related to an $8.3 million foreign currency gain on the €53 million note and $2.4 million of deferred income taxes. The changes from working capital activities primarily consist of an increase in income taxes payable of $12.9 million, an increase in deferred revenue of $5.4 million, partially offset by a decrease of $8.9 million in accounts payable and accrued expenses and other current liabilities and a decrease in other assets of $10.8 million. The decrease in accounts payable and accrued expenses and other current liabilities is due to the timing of payments. The increase in deferred revenue is primarily due to growth in membership revenue.

Net cash used in investing activities in 2014 includes acquisitions of $114.1 million, which includes The Princeton Review, and capital expenditures of $19.7 million, primarily related to the internal development of software to support our products and services.
Net cash used in financing activities in 2014 includes cash transfers of $108.7 million to IAC, $33.2 million for the purchase of noncontrolling interests in Tinder and Meetic and a $7.4 million contingent consideration payment related to the 2013 Twoo acquisition, partially offset by $111.6 million in proceeds from the issuance of related party debt.
Liquidity and Capital Resources
The Company's principal sources of liquidity are its cash flows generated from operations as well as cash and cash equivalents. The Company has a $500 million Credit Facility that expires on October 7, 2020. At December 31, 2016, there were no outstanding borrowings under the Credit Facility.
The Company anticipates that it will need to make capital and other expenditures in connection with the development and expansion of its operations. The Company expects that 2017 capital expenditures will be between $30 million and $35 million, a decrease from the 2016 capital expenditures primarily due to the completion of our new corporate headquarters and relocation of a data center during 2016.
The Company believes its expected positive cash flows generated from operations together with its existing cash and cash equivalents and available borrowing capacity under the Credit Facility will be sufficient to fund its normal operating requirements, including the payment of withholding taxes on behalf of employees for net-settled subsidiary denominated and Company equity plans, capital expenditures, debt service, investing, and other commitments for the foreseeable future. The Company's liquidity could be negatively affected by a decrease in demand for our products and services.
In May 2017, the Board of Directors of the Company authorized Match Group to repurchase up to 6 million shares of its common stock. The timing and actual number of any shares repurchased will depend on a variety of factors, including price, general business and market conditions, and alternative investment opportunities. The Company is not obligated to purchase any shares under the repurchase program, and repurchases may be commenced, suspended or discontinued from time to time without prior notice. We have not repurchased any shares related to this repurchase authorization.
In July 2017, Match Group elected to convert all outstanding equity awards of its wholly-owned Tinder business into Match Group options at a value determined through a process involving two investment banks.  During the third quarter of 2017, we made cash payments totaling approximately $500 million to cover (i) withholding taxes paid on behalf of employees who exercised options that were net settled and (ii) the purchase of certain fully vested awards. Because the Company purchased certain of these fully vested awards, and because the Company net-settled the remaining options by paying withholding taxes on behalf of employees, the number of Company common shares that would have otherwise been issued upon exercise of these options was reduced by 26.7 million shares. We recognized a corporate income tax deduction of approximately $260 million based on the intrinsic value of the awards exercised during the third quarter, and, as a result, we do not currently expect to pay a significant amount of domestic income taxes until 2020. As of September 30, 2017, approximately 80% of the converted options had been exercised.
In October 2017, a cost method investment was sold for net cash proceeds of $60.2 million.
Our indebtedness could limit our ability to: (i) obtain additional financing to fund working capital needs, acquisitions, capital expenditures, debt service or other requirements; and (ii) use operating cash flow to make acquisitions, capital expenditures, invest in other areas, such as developing properties and exploiting business opportunities. IAC owns 82.5% of our outstanding shares of capital stock and has 97.9% of the combined voting power of our outstanding capital stock as of December 31, 2016. As a result of IAC's ability to control the election and removal of our board of directors, IAC effectively has the ability to control our financing activities, including the issuance of additional debt and equity securities, or the incurrence of other indebtedness. While the Company believes we will have the ability to access debt and equity markets if needed, such transactions may require the concurrence of IAC.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS
The table below presents contractual obligations for continuing obligations as of December 31, 2016.

	Payments Due by Period
Contractual Obligations(a)	Less Than 1 Year	1–3 Years	3–5 Years	More Than 5 Years	Total
	(In thousands)
Long-term debt(b)	$71,109	$147,514	$151,138	$1,309,572	$1,679,333
Operating leases(c)	7,788	12,882	10,357	14,275	45,302
Purchase obligation(d)	10,000	10,000	—	—	20,000
Total contractual obligations	$88,897	$170,396	$161,495	$1,323,847	$1,744,635
_______________________________________________________________________________

(a)
The Company has excluded $25.9 million in unrecognized tax benefits and related interest from the table above as we are unable to make a reasonably reliable estimate of the period in which these liabilities might be paid. For additional information on income taxes, see "Note 3—Income Taxes" to the consolidated and combined financial statements included in "Item 8—Consolidated and Combined Financial Statements and Supplementary Data."

(b)
Represents contractual amounts due including interest on both fixed and variable rate instruments. Long-term debt at December 31, 2016 consists of the 2015 and 2016 Senior Notes of $445 million and $400 million, respectively, which bear interest at fixed rates, and the Term Loan of $350 million, which bears interest at a variable rate. The Term Loan bears interest at LIBOR plus 3.25%, or 4.20%, at December 31, 2016. The amount of interest ultimately paid on the Term Loan may differ based on changes in interest rates. For additional information on long-term debt, see "Note 9—Long-Term Debt" to the consolidated and combined financial statements included in "Item 8—Consolidated and Combined Financial Statements and Supplementary Data."

(c)
The Company leases office space, data center facilities and equipment used in connection with its operations under various operating leases, many of which contain escalation clauses. The Company is also committed to pay a portion of the related operating expenses under certain lease agreements. These operating expenses are not included in the table below. For additional information on operating leases, see "Note 15—Commitments" to the consolidated and combined financial statements included in "Item 8—Consolidated and Combined Financial Statements and Supplementary Data."

(d)	The purchase obligation is for a web hosting commitment.
In addition to amounts included in the table above, as of December 31, 2016, we were contingently obligated to pay, in connection with our acquisitions, up to an additional $87.8 million of cash consideration based on the combination of earnings performance and user grow at the businesses acquired. The Company has accrued $19.4 million as of December 31, 2016 for its contingent consideration arrangements.
We also had $0.1 million of surety bonds outstanding as of December 31, 2016 that could potentially require performance by the Company in the event of demands by third parties or contingent events.
Off-Balance Sheet Arrangements
Other than the items described above, the Company does not have any off-balance sheet arrangements as of December 31, 2016.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The following disclosure is provided to supplement the descriptions of Match Group's accounting policies contained in "Note 2—Summary of Significant Accounting Policies" to the consolidated and combined financial statements included in "Item 8—Consolidated and Combined Financial Statements and Supplementary Data" in regard to significant areas of judgment. Management of the Company is required to make certain estimates, judgments and assumptions during the preparation of its consolidated and combined financial statements in accordance with U.S. generally accepted accounting principles. These estimates, judgments and assumptions impact the reported amount of assets, liabilities, revenue and expenses and the related disclosure of contingent assets and liabilities. Actual results could differ from these estimates. Because of the size of the financial statement elements to which they relate, some of our accounting policies and estimates have a more significant impact on our consolidated and combined financial statements than others. What follows is a discussion of some of our more significant accounting policies and estimates.
Business Combinations and Contingent Consideration Arrangements
Acquisitions are an important part of the Company's growth strategy. The Company invested $0.7 million, $610.2 million and $114.1 million in acquisitions in the years ended December 31, 2016, 2015 and 2014, respectively. The purchase price of each acquisition is attributed to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, including identifiable intangible assets that either arise from a contractual or legal right or are separable from goodwill. The fair value of these intangible assets is based on detailed valuations that use information and assumptions provided by management. The excess purchase price over the net tangible and identifiable intangible assets is recorded as goodwill and is assigned to the reporting unit(s) that is expected to benefit from the combination as of the acquisition date.
In connection with certain business combinations, the Company has entered into contingent consideration arrangements that are determined to be part of the purchase price. Each of these arrangements are recorded at its fair value at the time of the acquisition and reflected at current fair value for each subsequent reporting period thereafter until settled. The contingent consideration arrangements are generally based upon earnings performance and/or operating metrics. The Company determines the fair value of the contingent consideration arrangements by using probability-weighted analyses to determine the amounts of the gross liability, and, if the arrangement is long-term in nature, applying a discount rate that appropriately captures the risk associated with the obligation to determine the net amount reflected in the consolidated and combined financial statements. Determining the fair value of these arrangements is inherently difficult and subjective. Significant changes in forecasted earnings or operating metrics would result in a significantly higher or lower fair value measurement and can have a material impact on our consolidated and combined financial statements. The changes in the estimated fair value of the contingent consideration arrangements during each reporting period, including the accretion of the discount, if applicable, are recognized in “General and administrative expense” in the accompanying consolidated and combined statement of operations. See "Note 8—Fair Value Measurements and Financial Instruments" to the consolidated and combined financial statements included in "Item 8—Consolidated and Combined Financial Statements and Supplementary Data" for a discussion of contingent consideration arrangements.
Recoverability of Goodwill and Indefinite-Lived Intangible Assets
Goodwill is the Company’s largest asset with a carrying value of $1.2 billion, representing 59% and 64% of the Company's total assets at December 31, 2016 and 2015, respectively. Indefinite-lived intangible assets, which consist of the Company's acquired trade names and trademarks, have a carrying value of $214.5 million and $219.8 million at December 31, 2016 and 2015, respectively.
Goodwill and indefinite-lived intangible assets are assessed annually for impairment as of October 1 or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit or the fair value of an indefinite-lived intangible asset below its carrying value. The 2016, 2015 and 2014 annual assessments did not identify any material impairments.
In performing its annual assessment, the Company has the option to qualitatively assess whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. For the Company's annual goodwill test at October 1, 2016, a qualitative assessment of the Dating reporting unit goodwill was performed, and the Company elected to forgo the option to qualitatively assess the Non-dating reporting unit goodwill and performed a quantitative assessment. Based on the qualitative assessment of the Dating reporting unit as of October 1, 2016, the Company concluded that it is more likely than not that the fair value of the reporting unit exceeds its carrying value.
The primary factors that the Company considered in its qualitative assessment of the Dating reporting unit were market, industry, and cost and operating factors, including the continued growth of the Dating reporting unit and the strength of various financial performance metrics. As of October 1, 2016, the fair value of the Non-dating reporting unit exceeds its carrying value by more than 10%.

When the Company elects to perform a qualitative assessment and concludes it is not more likely than not that the fair value of the reporting unit is less than its carrying value, no further assessment of that reporting unit's goodwill is necessary; otherwise, goodwill must be tested for impairment using the two-step process described below.
The first step involves a comparison of the estimated fair value of each of the Company's reporting units to its carrying value, including goodwill. The fair value of the Company's reporting units is determined using both an income approach based on discounted cash flows ("DCF") and a market approach when it tests goodwill for impairment, either on an interim basis or annual basis as of October 1 each year. Determining fair value using a DCF analysis requires the exercise of significant judgment with respect to several items, including the amount and timing of expected future cash flows and appropriate discount rates. The expected cash flows used in the DCF analyses are based on the Company's most recent forecast and budget and, for years beyond the budget, the Company's estimates, which are based, in part, on forecasted growth rates. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows of the respective reporting units. Assumptions used in the DCF analyses, including the discount rate, are assessed based on the reporting units' current results and forecasted future performance, as well as macroeconomic and industry specific factors. The discount rate used to determine the fair value of the Company's Non-dating reporting unit was 15% in 2016 and 14% in 2015. The discount rate used to determine the fair value of the Company's Dating reporting unit was 12% in 2015. Determining fair value using a market approach considers multiples of financial metrics based on both acquisitions and trading multiples of a selected peer group of companies. From the comparable companies, a representative market multiple is determined which is applied to financial metrics to estimate the fair value of a reporting unit. To determine a peer group of companies for our respective reporting units, we considered companies relevant in terms of consumer use, monetization model, margin and growth characteristics, and brand strength operating in their respective sectors. While a primary driver in the determination of the fair values of the Company's reporting units is the estimate of future revenue and profitability, the determination of fair value is based, in part, upon the Company's assessment of macroeconomic factors, industry and competitive dynamics and the strategies of its businesses in response to these factors.
If the estimated fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary. If the carrying value of a reporting unit exceeds its estimated fair value, then the second step of the goodwill impairment test must be performed. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with its carrying value to measure the amount of impairment, if any. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. In other words, the estimated fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid. If the carrying value of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment is recognized in an amount equal to that excess.
The Company has adopted the provisions of Accounting Standards Update No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, effective January 1, 2017. Therefore, any goodwill impairment charge that might result in the future would be determined based solely upon the excess of the carrying value of the reporting unit over its fair value. The second step of the impairment analysis that is described above will no longer be performed.
While the Company has the option to qualitatively assess whether it is more likely than not that the fair value of its indefinite-lived intangible asset are less than its carrying value, the Company's policy is to determine the fair value of each of its indefinite-lived intangible assets annually as of October 1. The Company determines the fair value of indefinite-lived intangible assets using an avoided royalty DCF valuation analysis. Significant judgments inherent in this analysis include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the DCF analyses are based upon an estimate of the royalty rates that a market participant would pay to license the Company's trade names and trademarks. Assumptions used in the avoided royalty DCF analyses, including the discount rate and royalty rate, are assessed annually based on the actual and projected cash flows related to the asset, as well as macroeconomic and industry specific factors. The discount rates used in the Company's annual indefinite-lived impairment assessment ranged from 11% to 26% in 2016 and 11% to 16% in 2015, and the royalty rates used ranged from 1% to 7% in 2016 and 3% to 7% in 2015.
Recoverability and Estimated Useful Lives of Long-Lived Assets
We review the carrying value of all long-lived assets, comprising property and equipment, including leasehold improvements, and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is deemed not to be recoverable, an impairment loss is recorded equal to the amount by which the carrying value of the long-lived asset exceeds its fair value. In addition, the Company reviews the useful lives of its long-lived assets whenever events or changes in circumstances indicate that these lives may be changed. The carrying value of property and equipment and definite-lived intangible assets is $66.2 million and $59.6 million, at December 31, 2016 and 2015, respectively.
Income Taxes
The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. As of December 31, 2016 and 2015, the balance of deferred tax liabilities, net, is $20.1 million and $31.1 million, respectively.
We recognize liabilities for uncertain tax positions based on the two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. This measurement step is inherently difficult and requires subjective estimations of such amounts to determine the probability of various possible outcomes. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. At December 31, 2016 and 2015, the Company has unrecognized tax benefits of $27.4 million and $26.2 million, including interest, respectively. Changes to reserves from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided may be material. Differences between the reserves for income tax contingencies and the amounts owed by the Company are recorded in the period they become known.
The ultimate amount of deferred income tax assets realized and the amounts paid for deferred income tax liabilities and uncertain tax positions may vary from our estimates due to future changes in income tax law, state income tax apportionment or the outcome of any review of our tax returns by the various tax authorities, as well as actual operating results of the Company that vary significantly from anticipated results.
No income taxes have been provided on indefinitely reinvested earnings of certain foreign subsidiaries aggregating $312.4 million at December 31, 2016. The estimated amount of the unrecognized deferred income tax liability with respect to such earnings would be $54.4 million.
Stock-Based Compensation
Stock-based compensation expense reflected in our consolidated and combined statement of operations consists of expense related to the Company's stock options and RSUs, performance-based options and PSUs for which vesting is considered probable, equity instruments denominated in shares of subsidiaries, and IAC denominated stock options, RSUs and market-based awards held by Match Group employees.
The Company recorded stock-based compensation expense of $52.4 million, $49.4 million and $19.5 million for the years ended December 31, 2016, 2015 and 2014, respectively. The Company estimated the fair value of stock options issued in 2016, 2015 and 2014 using a Black-Scholes option pricing model and, for those with a market condition, a lattice model. For stock options, including subsidiary denominated equity, the value of the stock option is measured at the grant date at fair value and expensed over the vesting term. The impact on stock-based compensation expense for the year ended December 31, 2016, assuming a 1% increase in the risk-free interest rate, a 10% increase in the volatility factor and a one-year increase in the weighted average expected term of the outstanding options would be an increase of $1.7 million, $6.9 million and $3.5 million, respectively. The Company also issues RSUs. For RSUs issued, the value of the instrument is measured at the grant date as the fair value of Match Group common stock and expensed as stock-based compensation expense over the vesting term.
Prior to the IPO, the equity awards that relate to the Company's common stock or the common stock of certain of our subsidiaries were settleable in shares of IAC common stock having a value equal to the difference between the exercise price and the fair market value of our common stock or that of the relevant subsidiary at the date of exercise. Upon completion of the IPO, the options that relate to the Company's common stock have been adjusted in accordance with their terms to provide that the awards are exercisable for shares of our common stock, and the equity awards that relate to these subsidiaries provide that the awards are settleable, at IAC’s election, in shares of IAC common stock or in shares of the Company's common stock. To the extent shares of IAC common stock are issued in settlement of these awards, the Company will reimburse IAC for the cost of those shares by issuing to IAC shares of our common stock. Therefore, the number of shares issued by the Company to settle these awards will be the same whether issued to IAC as reimbursement or directly to equity award holders.
The aggregate number of Match Group common shares that would have been required to settle these interests at estimated fair values on December 31, 2016, including vested and unvested interests (without giving effect to the withholding of shares to cover withholding taxes), is 19.2 million shares. The comparable amount at December 31, 2015 is 18.2 million shares. Giving effect to withholding taxes, which will be paid by the Company on behalf of the employees at exercise, the aggregate number of shares and cash that would be required to settle the vested and unvested interests at estimated fair values on December 31, 2016 is 9.6 million shares and $164.6 million, respectively, assuming a 50% withholding rate; the comparable amounts at December 31, 2015 are 9.1 million shares and $123.2 million, respectively. The number of shares ultimately needed to settle these awards may vary significantly from the estimated number as a result both of movements in our stock price and a determination of fair value of the relevant subsidiary that is different than our estimate. See "Note 13—Stock-based Compensation" to the consolidated and combined financial statements included in "Item 8—Consolidated and Combined Financial Statements and Supplementary Data" for sensitivity around these assumptions.
Long-term Investments
At December 31, 2016, the Company has four cost method investments. The Company evaluates each cost method investment for indicators of impairment on a quarterly basis, and recognizes an impairment loss if the decline in value is deemed to be other-than-temporary. Future events may result in reconsideration of the nature of losses as other-than-temporary and market and other factors may cause the value of our investments to decline.
The Company employs a methodology that considers available evidence in evaluating potential other-than-temporary impairments of its investments. Investments are considered to be impaired when a decline in fair value below the cost basis is determined to be other-than-temporary. Such impairment evaluations include, but are not limited to: the length of time and extent to which fair value has been less than the cost basis, the current business environment, including competition; going concern considerations such as financial condition, the rate at which the investee utilizes cash and the investee's ability to obtain additional financing to achieve its business plan; the need for changes to the investee's existing business model due to changing business and regulatory environments and its ability to successfully implement necessary changes; and comparable valuations.
Recent Accounting Pronouncements
For a discussion of recent accounting pronouncements, see "Note 2—Summary of Significant Accounting Policies" to the consolidated and combined financial statements included in "Item 8—Consolidated and Combined Financial Statements and Supplementary Data."

Item 8.    Consolidated and Combined Financial Statements and Supplementary Data
Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Match Group, Inc.
We have audited the accompanying consolidated balance sheet of Match Group, Inc. and subsidiaries (the Company) as of December 31, 2016 and 2015, and the related consolidated and combined statements of operations, comprehensive operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the related financial statement schedule. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Match Group, Inc. and subsidiaries as of December 31, 2016 and 2015, and the consolidated and combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated and combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
As discussed in Note 2 to the consolidated financial statements, the Company adopted the change in treatment of the excess tax benefit (deficiency) within the statement of cash flows as a result of the adoption of the amendments to the FASB Accounting Standards Codification resulting from Accounting Standards Update No. 2016-09, “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting,” effective January 1, 2017.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Match Group, Inc.'s internal control over financial reporting as of December 31, 2016, based on criteria established in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 28, 2017 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP
New York, New York
February 28, 2017,
except for Notes 1, 2, 3, 4, 5, 6,
12, 14, 15, 19, 21, 22 and 23,
as to which the date is November 17, 2017

MATCH GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	December 31,
	2016	2015
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$253,651	$88,173
Marketable securities	—	11,622
Accounts receivable, net of allowance of $676 and $902, respectively	63,853	53,181
Assets of a business held for sale	133,272	149,605
Other current assets	39,618	31,183
Total current assets	490,394	333,764
Property and equipment, net	62,954	40,600
Goodwill	1,206,447	1,218,380
Intangible assets, net	217,682	238,823
Long-term investments	55,355	55,569
Other non-current assets	15,846	22,256
TOTAL ASSETS	$2,048,678	$1,909,392
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Current maturities of long-term debt	$—	$40,000
Accounts payable	7,357	23,733
Deferred revenue	161,124	144,421
Liabilities of a business held for sale	37,058	47,751
Accrued expenses and other current liabilities	108,720	100,026
Total current liabilities	314,259	355,931
Long-term debt, net of current maturities	1,176,493	1,176,871
Income taxes payable	9,126	9,670
Deferred income taxes	25,339	34,947
Other long-term liabilities	20,877	47,255

Redeemable noncontrolling interests	6,062	5,907

Commitments and contingencies

SHAREHOLDERS' EQUITY
Common stock, $0.001 par value, authorized 1,500,000,000 shares; 45,797,402 and 38,343,333 issued and outstanding at December 31, 2016 and December 31, 2015, respectively	46	38
Class B convertible common stock; $0.001 par value; authorized 1,500,000,000 shares; 209,919,402 shares issued and outstanding	210	210
Class C common stock; $0.001 par value; authorized 1,500,000,000 shares; no shares issued and outstanding	—	—
Preferred stock; $0.001 par value; authorized 500,000,000 shares; no shares issued and outstanding	—	—
Additional paid-in capital	490,587	404,771
Retained earnings	182,063	10,612
Accumulated other comprehensive loss	(176,384)	(136,820)
Total Match Group, Inc. shareholders' equity	496,522	278,811
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,048,678	$1,909,392
The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

MATCH GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

	Years Ended December 31,
	2016	2015	2014
	(In thousands, except per share data)
Revenue	$1,118,110	$909,705	$836,458
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	195,648	134,386	94,787
Selling and marketing expense	349,119	342,767	324,693
General and administrative expense	135,019	122,377	88,460
Product development expense	78,117	63,966	45,862
Depreciation	27,726	19,791	21,502
Amortization of intangibles	16,932	13,437	7,429
Total operating costs and expenses	802,561	696,724	582,733
Operating income	315,549	212,981	253,725
Interest expense—third party	(82,199)	(17,943)	—
Interest expense—related party	—	(7,965)	(25,294)
Other income, net	7,866	11,632	13,785
Earnings from continuing operations, before tax	241,216	198,705	242,216
Income tax provision	(62,875)	(65,542)	(77,125)
Net earnings from continuing operations	178,341	133,163	165,091
Loss from discontinued operations, net of tax	(6,328)	(12,676)	(16,732)
Net earnings	172,013	120,487	148,359
Net earnings attributable to redeemable noncontrolling interests	(562)	(104)	(595)
Net earnings attributable to Match Group, Inc. shareholders	$171,451	$120,383	$147,764

Net earnings per share from continuing operations:
Basic	$0.71	$0.76	$1.02
Diluted	$0.66	$0.72	$0.98

Net earnings per share attributable to Match Group, Inc. shareholders:
Basic	$0.68	$0.69	$0.92
Diluted	$0.64	$0.65	$0.88

Stock-based compensation expense by function:
Cost of revenue	$1,447	$481	$365
Selling and marketing expense	3,426	6,758	178
General and administrative expense	33,784	35,897	16,249
Product development expense	13,713	6,265	2,751
Total stock-based compensation expense	$52,370	$49,401	$19,543
The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

MATCH GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED AND COMBINED STATEMENT OF COMPREHENSIVE OPERATIONS

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Net earnings	$172,013	$120,487	$148,359
Other comprehensive loss, net of tax
Change in foreign currency translation adjustment (a)	(36,239)	(63,223)	(60,101)
Change in fair value of available-for-sale securities (b)	(2,964)	4,212	(1,950)
Total other comprehensive loss	(39,203)	(59,011)	(62,051)
Comprehensive income	132,810	61,476	86,308
Comprehensive (income) loss attributable to redeemable noncontrolling interests	(923)	135	(204)
Comprehensive income attributable to Match Group, Inc. shareholders	$131,887	$61,611	$86,104
________________________

(a)	The year ended December 31, 2015 includes amounts reclassified out of other comprehensive income into earnings. See "Note 11—Accumulated Other Comprehensive Loss" for additional information.
(b) The year ended December 31, 2016 includes unrealized gains reclassified out of other comprehensive income into earnings in "Other income, net." See "Note 7—Marketable Securities and Long-Term Investments" and "Note 11 - Accumulated Other Comprehensive Loss" for additional information.

The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

MATCH GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED AND COMBINED STATEMENT OF SHAREHOLDERS' EQUITY
Years Ended December 31, 2016, 2015 and 2014

		Match Group, Inc. Shareholders' Equity or Invested Capital
		Common Stock $0.001 Par Value			Class B Convertible Common Stock $0.001 Par Value
	Redeemable Noncontrolling Interests	$	Shares	Shares (Pro forma)(a)	$	Shares	Additional Paid-in Capital	Retained Earnings	Invested Capital	Accumulated Other Comprehensive Loss	Total Match Group Inc. Invested Capital or Shareholders' Equity	Noncontrolling Interests	Total Invested Capital or Shareholders' Equity

Balance as of December 31, 2013	$24,248	$—	—	160,595	$—	—	$—	$—	$851,749	$(16,388)	$835,361	$41,665	$877,026
Net earnings	595	—	—	—	—	—	—	—	147,764	—	147,764	—	147,764
Other comprehensive (loss) income, net of tax	(494)	—	—	—	—	—	—	—	—	(61,660)	(61,660)	103	(61,557)
Purchase of redeemable noncontrolling interests	(41,743)	—	—	—	—	—	—	—	—	—	—	—	—
Purchase of noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	(50,662)	(50,662)
Adjustment of redeemable noncontrolling interests and noncontrolling interests to fair value	21,072	—	—	—	—	—	—	—	(30,441)	—	(30,441)	9,369	(21,072)
Net decrease in IAC's investment in Match Group Inc.	—	—	—	535	—	—	—	—	(91,437)	—	(91,437)	—	(91,437)
Other	—	—	—	—	—	—	—	—	—	—	—	(286)	(286)
Balance as of December 31, 2014	3,678	—	—	161,130	—	—	—	—	877,635	(78,048)	799,587	189	799,776
Net earnings	104	—	—	—	—	—	—	35,593	84,790	—	120,383	—	120,383
Other comprehensive loss, net of tax	(239)	—	—	—	—	—	—	—	—	(58,772)	(58,772)	—	(58,772)
Stock-based compensation expense	5,067	—	—	—	—	—	15,802	—	22,974	—	38,776	—	38,776
Purchase of redeemable noncontrolling interests	(2,864)	—	—	—	—	—	—	—	—	—	—	—	—
Transfer from noncontrolling interests to redeemable noncontrolling interests	189	—	—	—	—	—	—	—	—	—	—	(189)	(189)
Net (decrease) increase in IAC's investment in Match Group, Inc.	—	—	—	12,678	—	—	(17,119)	—	105,970	—	88,851	—	88,851
Capital contribution from IAC to partially fund the acquisition of PlentyOfFish	—	—	—	—	36	36,111	344,964	—	—	—	345,000	—	345,000
Capitalization as a result of IPO	—	—	—	(173,808)	174	173,808	1,091,172	—	(1,091,346)	—	—	—	—
Dividend to IAC	—	—	—	—	—	—	(1,442,787)	(24,981)	—	—	(1,467,768)	—	(1,467,768)
Issuance of common stock in connection with IPO	—	38	38,333	—	—	—	428,245	—	—	—	428,283	—	428,283
Issuance of common stock pursuant to stock-based awards, net of withholding taxes	—	—	10	—	—	—	104	—	—	—	104	—	104
Repurchase of stock-based awards	—	—	—	—	—	—	(23,431)	—	—	—	(23,431)	—	(23,431)
Income tax benefit related to stock-based awards	—	—	—	—	—	—	7,821	—	—	—	7,821	—	7,821
Other	(28)	—	—	—	—	—	—	—	(23)	—	(23)	—	(23)
Balance as of December 31, 2015	5,907	38	38,343	—	210	209,919	404,771	10,612	—	(136,820)	278,811	—	278,811
Net earnings	562	—	—	—	—	—	—	171,451	—	—	171,451	—	171,451
Other comprehensive income (loss), net of tax	361	—	—	—	—	—	—	—	—	(39,564)	(39,564)	—	(39,564)
Stock-based compensation expense	—	—	—	—	—	—	44,524	—	—	—	44,524	—	44,524
Issuance of common stock pursuant to stock-based awards, net of withholding taxes	—	7	6,495	—	—	—	10,224	—	—	—	10,231	—	10,231
Issuance of common stock to IAC pursuant to the employee matters agreement	—	1	959	—	—	—	—	—	—	—	1	—	1
Income tax benefit related to stock-based awards	—	—	—	—	—	—	27,407	—	—	—	27,407	—	27,407
Purchase of redeemable noncontrolling interests	(1,129)	—	—	—	—	—	—	—	—	—	—	—	—
Adjustment of redeemable noncontrolling interests to fair value	361	—	—	—	—	—	(361)	—	—	—	(361)	—	(361)
Other	—	—	—	—	—	—	4,022	—	—	—	4,022	—	4,022
Balance as of December 31, 2016	$6,062	$46	$45,797	$—	$210	$209,919	$490,587	$182,063	$—	$(176,384)	$496,522	$—	$496,522
___________________________
(a) Common stock prior to the IPO was presented as a component of Invested Capital as the financial statements were prepared on a combined basis. Pro forma common stock is being presented for informational purposes.
The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

MATCH GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Cash flows from operating activities:
Net earnings from continuing operations	$178,341	$133,163	$165,091
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock-based compensation expense	52,370	49,401	19,543
Depreciation	27,726	19,791	21,502
Amortization of intangibles	16,932	13,437	7,429
Deferred income taxes	(10,298)	(20,927)	(2,350)
Acquisition-related contingent consideration fair value adjustments	(9,197)	(11,056)	(12,912)
Other adjustments, net	(4,797)	(1,390)	(11,896)
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable	(10,731)	(20,088)	1,370
Other assets	(5,321)	(10,367)	(10,779)
Accounts payable and accrued expenses and other current liabilities	(24,346)	29,934	(8,869)
Income taxes payable	29,641	41,797	12,856
Deferred revenue	19,235	30,198	5,416
Net cash provided by operating activities attributable to continuing operations	259,555	253,893	186,401
Cash flows from investing activities:
Acquisitions, net of cash acquired	(686)	(610,222)	(114,051)
Capital expenditures	(46,098)	(25,246)	(19,734)
Proceeds from the sale of a marketable security	11,716	—	—
Purchases of investments	(500)	—	(4,536)
Other, net	8,369	(7,882)	180
Net cash used in investing activities attributable to continuing operations	(27,199)	(643,350)	(138,141)
Cash flows from financing activities:
Term Loan borrowings	—	788,000	—
Proceeds from bond offering	400,000	—	—
Principal payment on Term Loan	(450,000)	—	—
Debt issuance costs	(7,811)	(17,174)	—
Fees and expenses related to Note Exchange	—	(6,954)	—
Proceeds from initial public offering, net of fees and expenses	—	428,789	—
Cash dividend to IAC	—	(1,022,500)	—
Transfers to IAC in periods prior to the IPO	—	(86,012)	(108,723)
Capital contribution from IAC to partially fund the acquisition of PlentyOfFish	—	500,000	—
(Repayment of) proceeds from related party debt	—	(182,509)	111,586
Issuance of common stock pursuant to stock-based awards, net of withholding taxes	9,548	—	—
Purchase of redeemable noncontrolling interests	(1,129)	(2,864)	(33,165)
Repurchase of stock-based awards	—	(23,431)	—
Acquisition-related contingent consideration payments	—	(5,510)	(7,373)
Other, net	(11,802)	—	12,298
Net cash (used in) provided by financing activities attributable to continuing operations	(61,194)	369,835	(25,377)
Total cash provided by (used in) continuing operations	171,162	(19,622)	22,883
Net cash provided by (used in) operating activities attributable to discontinued operations	4,231	(6,427)	(7,467)
Net cash used in investing activities attributable to discontinued operations	(4,152)	(5,512)	(2,059)
Total cash provided by (used in) discontinued operations	79	(11,939)	(9,526)
Effect of exchange rate changes on cash and cash equivalents	(5,763)	(7,896)	(10,953)
Net increase (decrease) in cash and cash equivalents	165,478	(39,457)	2,404
Cash and cash equivalents at beginning of period	88,173	127,630	125,226
Cash and cash equivalents at end of period	$253,651	$88,173	$127,630
The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION
Match Group, Inc. is the world's leading provider of dating products. We operate a portfolio of over 45 brands, including Match, Tinder, PlentyOfFish, Meetic, OkCupid, Pairs, Twoo, OurTime, BlackPeopleMeet and LoveScout24 (formerly known as FriendScout24), each designed to increase our users' likelihood of finding a romantic connection. Through our portfolio of trusted brands, we provide tailored products to meet the varying preferences of our users. We currently offer our dating products in 42 languages across more than 190 countries. Following the sale of our Non-dating segment in March 2017, Match Group is managed as a portfolio of dating brands and has one operating segment.
Through the brands, we are a leading provider of membership-based and ad-supported dating products servicing North America, Western Europe and many other regions around the world. We provide these services through websites and applications that we own and operate.
On November 24, 2015, the Company completed its initial public offering ("IPO") of 38.3 million shares of its common stock at a price of $12.00 per share for proceeds, net of fees and expenses, of $428.3 million. As of December 31, 2016, IAC/InterActiveCorp's ("IAC") ownership interest and voting interest in Match Group were 82.5% and 97.9%, respectively.
All references to "Match Group," the "Company," "we," "our," or "us" in this report are to Match Group, Inc.
NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Consolidation
The Company prepares its consolidated and combined financial statements in accordance with U.S. generally accepted accounting principles ("GAAP"). The Company's financial statements were prepared on a consolidated basis beginning October 1, 2015 and on a combined basis for periods prior thereto. The difference in presentation is due to the fact that the final steps of the legal reorganization of the entities included in Match Group at the time of the IPO were not completed until October 1, 2015. The preparation of financial statements on a combined basis for periods prior thereto allows for the financial statements to be presented on a consistent basis for all periods presented. The combined financial statements reflect the historical financial position, results of operations and cash flows of Match Group's businesses since their respective dates of acquisition by IAC. The consolidated financial statements include the accounts of the Company, all entities that are wholly-owned by the Company and all entities in which the Company has a controlling financial interest.
The consolidated and combined financial statements through the date of the IPO reflect the allocation to Match Group of certain IAC corporate expenses relating to Match Group based on the historical financial statements and accounting records of IAC. Management believes the assumptions underlying the historical consolidated and combined financial statements, including the basis on which expenses have been allocated from IAC, are reasonable and that these consolidated and combined financial statements reflect all adjustments, consisting of normal and recurring adjustments necessary for the fair presentation of our financial position, results of operations and cash flows for the years presented.
For the purposes of these consolidated and combined financial statements, income taxes have been computed for Match Group on an as if stand-alone, separate tax return basis.
All intercompany transactions and balances between and among the Company, its subsidiaries and the entities comprising Match Group have been eliminated.
Accounting for Investments
Investments in common stock or in-substance common stock of entities in which the Company does not have the ability to exercise significant influence over the operating and financial matters of the investee are accounted for using the cost method. Investments in companies that the Company does not control, which are not in the form of common stock or in-substance common stock, are also accounted for using the cost method. The Company evaluates each cost method investment for impairment on a quarterly basis and recognizes an impairment loss if a decline in value is determined to be other-than-temporary. Such impairment evaluations include, but are not limited to: the current business environment, including competition; going concern considerations such as financial condition, the rate at which the investee utilizes cash and the

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

investee's ability to obtain additional financing to achieve its business plan; the need for changes to the investee's existing business model due to changing business and regulatory environments and its ability to successfully implement necessary changes; and comparable valuations. If the Company has not identified events or changes in circumstances that may have a significant adverse effect on the fair value of a cost method investment, then the fair value of such cost method investment is not estimated, as it is impracticable to do so.
Accounting Estimates
Management of the Company is required to make certain estimates, judgments and assumptions during the preparation of its consolidated and combined financial statements in accordance with GAAP. These estimates, judgments and assumptions impact the reported amounts of assets, liabilities, revenue and expenses and the related disclosure of contingent assets and liabilities. Actual results could differ from these estimates.
On an ongoing basis, the Company evaluates its estimates and judgments including those related to: the recoverability of goodwill and indefinite-lived intangible assets; the useful lives and recoverability of definite-lived intangible assets and property and equipment; the fair value of long-term investments; the carrying value of accounts receivable, including the determination of the allowance for doubtful accounts; the determination of revenue reserves; the fair value of acquisition-related contingent consideration arrangements; the liabilities for uncertain tax positions; the valuation allowance for deferred income tax assets; and the fair value of and forfeiture rates for stock-based awards, among others. The Company bases its estimates and judgments on historical experience, its forecasts and budgets and other factors that the Company considers relevant.
Revenue Recognition
The Company’s revenue is primarily derived directly from users in the form of recurring membership fees.
Membership revenue is presented net of credits and credit card chargebacks. Members pay in advance, primarily by using a credit card or through mobile app stores, and, subject to certain conditions identified in our terms and conditions, all purchases are final and nonrefundable. Fees collected, or contractually due, in advance for memberships are deferred and recognized as revenue using the straight-line method over the terms of the applicable membership period, which primarily range from one to six months, and corresponding mobile app store fees incurred on such transactions, if any, are deferred and expensed over the same period. Deferred revenue is $161.1 million and $144.4 million at December 31, 2016 and 2015, respectively. The Company also earns revenue from online advertising, the purchase of à la carte features and offline events. Online advertising revenue is recognized every time an ad is displayed. Revenue from the purchase of à la carte features is recognized based on usage. Revenue and the related expenses associated with offline events are recognized when each event occurs.
Cash and Cash Equivalents
Cash and cash equivalents include cash and short-term investments, with maturities of less than 91 days from the date of purchase. Domestically, cash equivalents include AAA rated government money market funds. Internationally, cash equivalents include money market funds.
Accounts Receivable
Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts and revenue reserves. Accounts receivable outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, the Company's previous loss history, the specific customer's ability to pay its obligation to the Company and the condition of the general economy and the customer's industry. The Company writes off accounts receivable when they become uncollectible. The Company also maintains allowances to reserve for potential credits issued to customers or other revenue adjustments. The amounts of these reserves are based, in part, on historical experience.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Property and Equipment
Property and equipment, including significant improvements, are recorded at cost. Repairs and maintenance costs are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets or, in the case of leasehold improvements, the lease term, if shorter.

Asset Category	Estimated Useful Lives
Computer equipment and capitalized software	2 to 3 years
Furniture and other equipment	3 to 10 years
Leasehold improvements	3 to 10 years
The Company capitalizes certain internal use software costs including external direct costs utilized in developing or obtaining the software and compensation for personnel directly associated with the development of the software. Capitalization of such costs begins when the preliminary project stage is complete and ceases when the project is substantially complete and ready for its intended purpose. The net book value of capitalized internal use software was $25.2 million and $18.1 million at December 31, 2016 and 2015, respectively.
Business Combinations
The purchase price of each acquisition is attributed to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, including identifiable intangible assets that either arise from a contractual or legal right or are separable from goodwill. The fair value of these intangible assets is based on detailed valuations that use information and assumptions provided by management. The excess purchase price over the net tangible and identifiable intangible assets is recorded as goodwill and is assigned to the reporting unit(s) that is expected to benefit from the combination as of the acquisition date.
In connection with certain business combinations, the Company has entered into contingent consideration arrangements that are determined to be part of the purchase price. Each of these arrangements are initially recorded at its fair value at the time of the acquisition and reflected at current fair value for each subsequent reporting period thereafter until settled. The contingent consideration arrangements are generally based upon earnings performance and/or operating metrics. The Company determines the fair value of the contingent consideration arrangements using probability-weighted analyses to determine the amounts of the gross liability, and, if the arrangement is long-term in nature, applying a discount rate that appropriately captures the risk associated with the obligation to determine the net amount reflected in the consolidated and combined financial statements. Determining the fair value of these arrangements is inherently difficult and subjective. Significant changes in forecasted earnings or operating metrics would result in a significantly higher or lower fair value measurement and can have a material impact on our consolidated and combined financial statements. The changes in the estimated fair value of the contingent consideration arrangements during each reporting period, including the accretion of the discount, if applicable, are recognized in “General and administrative expense” in the accompanying consolidated and combined statement of operations. See "Note 8—Fair Value Measurements and Financial Instruments" for a discussion of contingent consideration arrangements.
Goodwill and Indefinite-Lived Intangible Assets
Goodwill acquired in a business combination is assigned to the reporting unit(s) that is expected to benefit from the combination as of the acquisition date. The Company assesses goodwill and indefinite-lived intangible assets for impairment annually as of October 1, or, more frequently, if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit or the fair value of an indefinite-lived intangible asset below its carrying value. The 2016, 2015 and 2014 annual assessments identified no material impairments. For all periods presented, the Company has two reporting units: Dating and Non-dating, which is included in held for sale for the periods ended December 31, 2016 and 2015.
In performing its annual assessment, the Company has the option to qualitatively assess whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. When the Company elects to perform a qualitative assessment and concludes it is not more likely than not that the fair value of the reporting unit is less than its carrying value, no

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

further assessment of that reporting unit's goodwill is necessary; otherwise a quantitative assessment is performed and the fair value of the reporting unit is determined. If the carrying value of the reporting unit exceeds its fair value, the implied fair value of the reporting unit's goodwill is calculated (in the same manner as a business combination) and an impairment loss equal to the excess is recorded. When the Company evaluates the potential for goodwill impairment using a qualitative assessment it considers factors including, but not limited to, the fair values of recent valuations, changes in the reporting unit's financial performance, forecasts, key personnel, and strategy, as well as changes in the industry conditions, including competition and demand for the reporting unit's services, and macroeconomic conditions. For the Company's annual goodwill test at October 1, 2016, a qualitative assessment of the Dating reporting unit, and a quantitative assessment of the goodwill of its Non-dating reporting unit was performed.
The primary factors that the Company considered in its qualitative assessment of the Dating reporting unit were market, industry, and cost and operating factors, including the continued growth of the Dating reporting unit and the strength of various financial performance metrics. As of October 1, 2016, the fair value of the Non-dating reporting unit exceeds its carrying value by more than 10%.
The fair value of the Company's reporting units was determined using both an income approach based on discounted cash flows ("DCF") and a market approach when it tests goodwill for impairment, either on an interim basis or annual basis as of October 1 each year. Determining fair value using a DCF analysis requires the exercise of significant judgment with respect to several items, including the amount and timing of expected future cash flows and appropriate discount rates. The expected cash flows used in the DCF analyses are based on the Company's most recent budget and, for years beyond the budget, the Company's estimates, which are based, in part, on forecasted growth rates. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows of the respective reporting units. Assumptions used in the DCF analyses, including the discount rate, are assessed based on each of the reporting unit's current results and forecast, as well as macroeconomic and industry specific factors. The discount rate used in determining the fair value of the Company's Non-dating reporting unit was 15% in 2016 and 14% in 2015. The discount rate used to determine the fair value of the Company's Dating reporting unit was 12% in 2015. Determining fair value using a market approach considers multiples of financial metrics based on both acquisitions and trading multiples of a selected peer group of companies. From the comparable companies, a representative market multiple is determined which is applied to financial metrics to estimate the fair value of a reporting unit. To determine a peer group of companies for our respective reporting units, we considered companies relevant in terms of consumer use, monetization model, margin and growth characteristics, and brand strength operating in their respective sectors. While a primary driver in the determination of the fair values of the Company's reporting units is the estimate of future revenue and profitability, the determination of fair value is based, in part, upon the Company's assessment of macroeconomic factors, industry and competitive dynamics and the strategies of its businesses in response to these factors.
While the Company has the option to qualitatively assess whether it is more likely than not that the fair value of its indefinite-lived intangible asset are less than its carrying value, the Company's policy is to determine the fair value of each of its indefinite-lived intangible assets annually as of October 1. The Company determines the fair values of its indefinite-lived intangible assets using avoided royalty DCF analyses. Significant judgments inherent in these analyses include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the DCF analyses reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the DCF analyses are based upon an estimate of the royalty rates that a market participant would pay to license the Company's trade names and trademarks. Assumptions used in the avoided royalty DCF analyses, including the discount rate and royalty rate, are assessed annually based on the actual and projected cash flows related to the asset, as well as macroeconomic and industry specific factors. The discount rates used in the Company's annual indefinite-lived impairment assessment ranged from 11% to 26% in 2016 and 11% to 16% in 2015, and the royalty rates used ranged from 1% to 7% in 2016 and 3% to 7% in 2015.
Long-Lived Assets and Intangible Assets with Definite Lives
Long-lived assets, which consist of property and equipment and intangible assets with definite lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is deemed not to be recoverable, an impairment loss is recorded equal to the amount by which the carrying value of the long-lived asset exceeds its fair value. Amortization of definite-lived intangible assets is computed either on a straight-line basis or based on the pattern in which the economic benefits of the asset will be realized.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Fair Value Measurements
The Company categorizes its financial instruments measured at fair value into a fair value hierarchy that prioritizes the inputs used in pricing the asset or liability. The three levels of the fair value hierarchy are:

•	Level 1: Observable inputs obtained from independent sources, such as quoted prices for identical assets and liabilities in active markets.

•
Level 2: Other inputs which are observable directly or indirectly, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data.

•
Level 3: Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities. See "Note 8—Fair Value Measurements and Financial Instruments" for a discussion of fair value measurements made using Level 3 inputs.

The Company's non-financial assets, such as goodwill, intangible assets and property and equipment, as well as cost method investments, are adjusted to fair value only when an impairment charge is recognized. Such fair value measurements are based predominantly on Level 3 inputs.
Advertising Costs
Advertising costs are expensed in the period incurred (when the advertisement first runs for production costs that are initially capitalized) and represent online marketing, including fees paid to search engines, offline marketing, which is primarily television advertising, and partner-related payments to those who direct traffic to our websites. Advertising expense was $325.0 million, $316.2 million and $305.9 million for the years ended December 31, 2016, 2015 and 2014, respectively.
Legal Costs
Legal costs are expensed as incurred.
Income Taxes
Match Group is a member of IAC's consolidated federal and state income tax returns. In all periods presented, current and deferred income tax expense has been computed for Match Group on an as if stand-alone, separate return basis.
The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. The Company records interest, net of any applicable related income tax benefit, on potential income tax contingencies as a component of income tax expense.
The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement.
Earnings Per Share
Basic earnings per share is computed by dividing net earnings attributable to Match Group shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

could occur if stock options and other commitments to issue common stock were exercised or equity awards vested resulting in the issuance of common stock that could share in the earnings of the Company.
Foreign Currency Translation and Transaction Gains and Losses
The financial position and operating results of foreign entities whose primary economic environment is based on their local currency are consolidated using the local currency as the functional currency. These local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenue and expenses of these operations are translated at average rates of exchange during the period. Translation gains and losses are included in accumulated other comprehensive income as a component of shareholders' equity. Transaction gains and losses resulting from assets and liabilities denominated in a currency other than the functional currency are included in the consolidated and combined statement of operations as a component of "Other income, net".
Translation gains and losses relating to foreign entities that are liquidated or substantially liquidated are reclassified out of accumulated other comprehensive loss into earnings. Such gains totaled $2.2 million during the year ended December 31, 2015 and is included in "Other income, net" in the accompanying consolidated and combined statement of operations.
Stock-Based Compensation
Stock-based compensation is measured at the grant date based on the fair value of the award and is generally expensed over the requisite service period. See "Note 13—Stock-Based Compensation" for a discussion of the Company's stock-based compensation plans.
Redeemable Noncontrolling Interests
Noncontrolling interests in the consolidated subsidiaries of the Company are ordinarily reported on the consolidated balance sheet within shareholders' equity, separately from the Company's equity. However, securities that are redeemable at the option of the holder and not solely within the control of the issuer must be classified outside of shareholders' equity. Accordingly, all noncontrolling interests that are redeemable at the option of the holder are presented outside of shareholders' equity in the accompanying consolidated balance sheet.
In connection with the acquisition of certain subsidiaries, current and former senior management of these businesses has retained an ownership interest. The Company is party to fair value put and call arrangements with respect to these interests. These put and call arrangements allow management of these businesses to require the Company to purchase these interests or allow the Company to acquire such interests at fair value, respectively. The put arrangements do not meet the definition of a derivative instrument as the put agreements do not provide for net settlement. No put and call arrangements were exercised during 2016, 2015 or 2014. These put arrangements are exercisable by the counter-party outside the control of the Company. Accordingly, to the extent that the fair value of these interests exceeds the value determined by normal noncontrolling interest accounting, the value of such interests is adjusted to fair value with a corresponding adjustment to additional paid-in capital/invested capital. During the years ended December 31, 2016, 2015 and 2014, the Company recorded adjustments of $0.4 million, less than $(0.1) million and $21.1 million, respectively, to increase (decrease) these interests to fair value. Fair value determinations require high levels of judgment and are based on various valuation techniques, including market comparables and discounted cash flow projections.
Certain Risks and Concentrations
The Company's business is subject to certain risks and concentrations including dependence on third-party technology providers, exposure to risks associated with online commerce security and credit card fraud.
Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents. Cash and cash equivalents are principally maintained with financial institutions that are not covered by deposit insurance.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Recent Accounting Pronouncements
Accounting Pronouncements not yet adopted by the Company
In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers, which clarifies the principles for recognizing revenue and develops a common standard for all industries. ASU No. 2014-09 was subsequently amended during 2015, 2016 and 2017; these amendments provide further revenue recognition guidance related to principal versus agent considerations, performance obligations and licensing, and narrow-scope improvements and practical expedients.
ASU No. 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under U.S. GAAP. The new standard provides a single principles-based, five-step model to be applied to all contracts with customers. This five-step model includes (1) identifying the contract(s) with the customer, (2) identifying the performance obligations in the contract, (3) determining the transaction price, (4) allocating the transaction price to the performance obligations in the contract and (5) recognizing revenue when each performance obligation is satisfied. More specifically, revenue will be recognized when promised goods or services are transferred to the customer in an amount that reflects the consideration expected in exchange for those goods or services. ASU No. 2014-09 is effective for interim and annual reporting periods beginning after December 15, 2017, with early adoption permitted for interim and annual reporting periods beginning after December 15, 2016. Upon adoption, ASU No. 2014-09 may either be applied retrospectively to each prior period presented or using the modified retrospective approach with the cumulative effect recognized as of the date of initial application.
While the Company’s evaluation of the impact the adoption of ASU No. 2014-09 on its consolidated financial statements continues, it has progressed to the point where we have reached certain determinations. The Company will adopt ASU No. 2014-09 using the modified retrospective approach effective January 1, 2018. The Company’s assessment of the accounting for mobile app store fees incurred in connection with obtaining members is still preliminary and ongoing. The Company currently capitalizes these costs and amortizes them over the period of the applicable membership periods, which generally range from one to six months. The Company’s initial conclusions in applying ASU No. 2014-09 to these costs were: (1) these costs represent the incremental direct costs of obtaining a membership contract and (2) would, therefore, continue to be capitalized and amortized as incurred. The Company is reassessing this conclusion in light of its finding that there are divergent and evolving interpretations of the correct application of ASU No. 2014-09 to these costs. The total capitalized mobile app store fees were $11.6 million as of December 31, 2016. The Company does not expect the adoption of ASU No. 2014-09 to have a material effect on its consolidated financial statements and does not expect to record a material adjustment to beginning retained earnings in the Form 10-Q for the period ending March 31, 2018.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which supersedes existing guidance on accounting for leases in "Leases (Topic 840)" and generally requires all leases to be recognized in the statement of financial position. The provisions of ASU No. 2016-02 are effective for reporting periods beginning after December 15, 2018; early adoption is permitted. The provisions of ASU No. 2016-02 are to be applied using a modified retrospective approach. The Company will adopt ASU 2016-02 effective January 1, 2019. The Company is currently evaluating the impact that the adoption of this standard update will have on its consolidated financial statements.
Accounting Pronouncement adopted by the Company
In April 2015, the FASB issued ASU No. 2015-03, Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, and in August 2015, the FASB issued ASU No. 2015-15, Interest-Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements. Together, this guidance requires that deferred debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the associated debt liability, consistent with debt discounts and premiums, while debt issuance costs related to line-of-credit arrangements may still continue to be classified as assets. The Company adopted the provisions of ASU No. 2015-03 and ASU No. 2015-15 in the first quarter of 2016 and applied the provisions retrospectively, resulting in $16.6 million of deferred debt issuance costs being reclassified from other non-current assets to long-term debt, net of current maturities, in the accompanying December 31, 2015 consolidated balance sheet.
In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payments Accounting. The update is intended to simplify existing guidance on various aspects of the

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

accounting and presentation of employee share-based payments in financial statements including the accounting for income taxes, forfeitures and statutory tax withholding requirements, as well as classification on the statement of cash flows. The provisions of ASU No. 2016-09 are effective for reporting periods beginning after December 15, 2016; early adoption is permitted. The Company adopted the change in treatment of excess tax benefit (deficiency) on January 1, 2017 using the modified retrospective approach and applied the provisions of ASU No. 2016-09 related to the presentation on the statement of cash flows using the retrospective approach. Excess tax benefits for the years ended December 31, 2016, 2015 and 2014 were $29.7 million, $38.4 million and $4.0 million, respectively, and were reclassified in the accompanying consolidated statement of cash flows and reflected as operating, rather than financing, cash flows. The Company continues to account for forfeitures using an estimated forfeiture rate.
To illustrate the effect of ASU No. 2016-09 on the Company’s results for the year ended December 31, 2016, the table below illustrates the change in the Company’s reported results after giving pro forma effect to ASU No. 2016-09 as if it had been in effect on January 1, 2016.

	Reported results under current GAAP	Pro forma results assuming ASU No. 2016-09 had been in effect on January 1, 2016
	(In thousands, except per share data)
Net earnings	$172,013	$200,925
Net earnings attributable to noncontrolling interests	(562)	(562)
Net earnings attributable to Match Group, Inc. shareholders	171,451	200,363
Basic earnings per share	$0.68	$0.80
Fully diluted earnings per share	$0.64	$0.72
In August 2016, the FASB ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which makes clarifications to how cash receipts and cash payments in certain transactions are presented and classified on the statement of cash flows. The provisions of ASU No. 2016-15 are effective for reporting periods beginning after December 15, 2017, including interim periods, and will require adoption on a retrospective basis unless it is impracticable to apply, in which case we would be required to apply the amendments prospectively as of the earliest date practicable; early adoption is permitted. The Company early adopted the provisions of ASU No. 2016-15 on January 1, 2017 and the adoption of this standard update did not have a material impact on its consolidated statement of cash flows.
In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which is intended to simplify the accounting for goodwill impairment. The guidance will eliminate the requirement to calculate the implied fair value of goodwill under today’s two-step impairment test to measure a goodwill impairment charge. The provisions of ASU No. 2017-04 are effective for reporting periods beginning after December 15, 2019; early adoption is permitted. The provisions of ASU 2017-04 are to be applied using a prospective approach. The Company early adopted the provisions of ASU No. 2017-04 on January 1, 2017 and the adoption of this standard update did not have a material impact on its consolidated financial statements.
In May 2017, the FASB issued ASU No. 2017-09, Compensation-Stock Compensation (Topic 718): Scope of
Modification Accounting, which provides guidance about the changes to the terms and conditions of a share-based payment award for which an entity is required to apply modification accounting in "Stock Compensation (Topic 718)." The provisions of ASU No. 2017-09 are effective for reporting periods beginning after December 15, 2017; early adoption is permitted. The provisions of ASU No. 2017-09 are to be applied prospectively to an award modified on or after the adoption date. The Company early adopted the provisions of ASU No. 2017-09 during the third quarter of 2017 and the adoption of this standard update did not have a material impact on its consolidated financial statements.
Reclassifications
Certain prior year amounts have been reclassified to conform to the current year presentation.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3—INCOME TAXES
Match Group is included within IAC's tax group for purposes of federal and consolidated state income tax return filings. In all periods presented, current income tax provision and deferred income tax benefit have been computed for Match Group on an as if stand-alone, separate return basis. Match Group's payments to IAC for its share of IAC's consolidated federal and state tax return liabilities have been reflected within cash flows from operating activities in the accompanying consolidated and combined statement of cash flows.
U.S. and foreign earnings before income taxes are as follows:

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
U.S.	$109,457	$168,661	$173,790
Foreign	131,759	30,044	68,426
Total	$241,216	$198,705	$242,216
The components of the provision for income taxes are as follows:

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Current income tax provision:
Federal	$44,782	$73,604	$59,763
State	4,427	7,193	6,155
Foreign	23,964	5,672	13,557
Current income tax provision	73,173	86,469	79,475
Deferred income tax (benefit) provision:
Federal	(2,119)	(14,173)	(1,076)
State	(280)	(1,090)	283
Foreign	(7,899)	(5,664)	(1,557)
Deferred income tax benefit	(10,298)	(20,927)	(2,350)
Income tax provision	$62,875	$65,542	$77,125
Current income tax payable was reduced by $29.7 million, $38.4 million, and $4.0 million for the years ended December 31, 2016, 2015 and 2014, respectively, for excess tax deductions attributable to stock-based compensation which is included as financing activity on the consolidated and combined statement of cash flows.
The tax effects of cumulative temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below. The valuation allowance is primarily related to deferred tax assets for net operating losses.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

	December 31,
	2016	2015
	(In thousands)
Deferred tax assets:
Accrued expenses	$7,428	$5,830
Net operating loss carryforwards	24,907	23,915
Stock-based compensation	27,476	24,966
Other	8,242	8,423
Total deferred tax assets	68,053	63,134
Less valuation allowance	(23,411)	(22,945)
Net deferred tax assets	44,642	40,189
Deferred tax liabilities:
Intangible and other assets	(61,980)	(68,393)
Other	(2,715)	(2,853)
Total deferred tax liabilities	(64,695)	(71,246)
Net deferred tax liabilities	$(20,053)	$(31,057)
At December 31, 2016, the Company has state net operating losses ("NOLs") of $0.3 million. If not utilized, the state NOLs will expire in 2035. Utilization of state NOLs will be subject to limitations under Section 382 of the Internal Revenue Code and applicable state law. At December 31, 2016, the Company has foreign NOLs of $90.7 million available to offset future income. Of these foreign NOLs, $89.2 million can be carried forward indefinitely and $1.5 million will expire at various times between 2017 and 2036. During 2016, the Company recognized tax benefits related to NOLs of $1.1 million.
During 2016, the Company's valuation allowance increased by $0.5 million primarily due to an other-than-temporary impairment charges on a cost method investment and an increase in foreign tax credits and state net operating losses. At December 31, 2016, the Company has a valuation allowance of $23.4 million related to the portion of NOLs and other items for which it is more likely than not that the tax benefit will not be realized.
A reconciliation of the income tax provision to the amounts computed by applying the statutory federal income tax rate to earnings before income taxes is shown as follows:

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Income tax provision at the federal statutory rate of 35%	$84,425	$69,547	$84,775
Change in tax reserves, net	(1,049)	(595)	(283)
State income taxes, net of effect of federal tax benefit	2,804	3,946	4,185
Foreign income taxed at a different statutory rate	(13,761)	(2,698)	(975)
Foreign rate change	(4,454)	—	—
Non-taxable contingent consideration fair value adjustments	(3,193)	(3,898)	(4,439)
Non-taxable foreign currency exchange gains	(6,837)	(3,776)	(4,107)
Other, net	4,940	3,016	(2,031)
Income tax provision	$62,875	$65,542	$77,125
No income taxes have been provided on indefinitely reinvested earnings of certain foreign subsidiaries aggregating $312.4 million at December 31, 2016. The estimated amount of the unrecognized deferred income tax liability with respect to such earnings would be $54.4 million.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

A reconciliation of the beginning and ending amount of unrecognized tax benefits, including penalties but excluding interest, is as follows:

	December 31,
	2016	2015	2014
	(In thousands)
Balance at January 1	$24,908	$10,935	$11,215
Additions based on tax positions related to the current year	1,706	2,903	201
Additions for tax positions of prior years	1,414	12,846	490
Reductions for tax positions of prior years	(783)	(902)	(60)
Settlements	(258)	—	—
Expiration of applicable statute of limitations	(1,074)	(874)	(911)
Balance at December 31	$25,913	$24,908	$10,935
The Company recognizes interest and, if applicable, penalties related to unrecognized tax benefits in the income tax provision. At both December 31, 2016 and 2015, the Company had accrued $1.5 million and $1.3 million, respectively, for the payment of interest. At December 31, 2016 and 2015, the Company had accrued $1.6 million and $1.8 million, respectively, for penalties.
Match Group is routinely under audit by federal, state, local and foreign authorities in the area of income tax as a result of previously filed separate company tax returns and consolidated tax returns with IAC. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions among various tax jurisdictions. The Internal Revenue Service is currently auditing IAC's federal income tax returns for the years ended December 31, 2010 through 2012, which includes the operations of Match Group. The statute of limitations for the years 2010 through 2013 has been extended to June 30, 2018. Various other jurisdictions are open to examination for tax years beginning with 2009. Income taxes payable include reserves considered sufficient to pay assessments that may result from examination of prior year tax returns. Changes to reserves from period to period and differences between amounts paid, if any, upon the resolution of audits and amounts previously provided may be material. Differences between the reserves for income tax contingencies and the amounts owed by the Company are recorded in the period they become known.
At December 31, 2016 and 2015, unrecognized tax benefits, including interest, were $27.4 million and $26.2 million, respectively. At December 31, 2016 and 2015, approximately $17.7 million and $16.4 million, respectively, were included in unrecognized tax benefits for tax positions included in IAC's consolidated tax return filings. If unrecognized tax benefits at December 31, 2016 are subsequently recognized, $25.9 million, net of related deferred tax assets and interest, would reduce income tax expense. The comparable amount as of December 31, 2015 was $25.8 million. The Company believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $6.5 million by December 31, 2017, primarily due to settlements and expirations of statutes of limitations.
NOTE 4—BUSINESS COMBINATION
On October 28, 2015, the Company completed the purchase of all the outstanding shares of Plentyoffish Media Inc. ("PlentyOfFish"), a leading provider of subscription-based and ad-supported online personals servicing North America, Europe, Latin America and Australia. Services are provided through websites and mobile applications that PlentyOfFish owns and operates. The net purchase price was $574.1 million in cash, which includes a $0.9 million working capital adjustment paid to the Company in second quarter of 2016.
The financial results of PlentyOfFish are included in Match Group's consolidated financial statements, within the Dating segment, beginning October 28, 2015. For the year ended December 31, 2015, the Company included $8.0 million of revenue and $0.7 million of net earnings in its consolidated statement of operations related to PlentyOfFish.
The table below summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(In thousands)
Cash and cash equivalents	$4,626
Other current assets	4,460
Computer and other equipment	2,990
Goodwill	488,644
Intangible assets	84,100
Other non-current assets	1,073
Total assets	585,893
Current liabilities	(6,418)
Other long-term liabilities	(5,325)
Net assets acquired	$574,150
The purchase price was based on the expected financial performance of PlentyOfFish, not on the value of the net identifiable assets at the time of acquisition, which resulted in a significant portion of the purchase price being attributed to goodwill. The expected financial performance of PlentyOfFish reflects that it is complementary and synergistic to the existing Dating businesses.
Intangible assets are as follows:

	(In thousands)	Weighted-Average Useful Life (Years)
Indefinite-lived trade name	$66,300	Indefinite
Customer relationships	10,100	Less than 1
New registrants	3,100	Less than 1
Non-compete agreement	3,000	5
Developed technology	1,600	2
Total intangible assets acquired	$84,100
PlentyOfFish's other current assets, property and equipment, other non-current assets, current liabilities and other long-term liabilities were reviewed and adjusted to their fair values at the date of acquisition, as necessary. The fair values of trade names, customer relationships and the non-compete agreement were determined using variations of the income approach; specifically, in respective order, the relief from royalty, excess earnings and with or without methodologies. The fair values of new registrants and developed technology were determined using a cost approach that utilized the cost to replace methodology. The valuations of the intangible assets incorporate significant unobservable inputs and require significant judgment and estimates, including the amount and timing of future cash flows and the determination of royalty and discount rates. The amount attributed to goodwill is not tax deductible.
Pro forma Financial Information
The unaudited pro forma financial information in the table below presents the combined results of Match Group and PlentyOfFish as if the acquisition of PlentyOfFish had occurred on January 1, 2014. The pro forma financial information includes adjustments required under the acquisition method of accounting and is presented for informational purposes only and is not necessarily indicative of the results that would have been achieved had the acquisition actually occurred on January 1, 2014. For the years ended December 31, 2015 and 2014, pro forma adjustments reflected below include increases of $1.4 million and $14.6 million, respectively, in amortization of intangible assets. The pro forma adjustment reflected below for the year ended December 31, 2014 also include a reduction in revenue of $5.1 million due to the write-off of deferred revenue at the date of acquisition.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

	Years Ended December 31,
	2015	2014
	(In thousands, except per share data)
Revenue	$988,059	$884,804
Net earnings attributable to Match Group, Inc. shareholders	156,510	156,444
Basic earnings per share attributable to Match Group, Inc. shareholders	0.74	0.77
Diluted earnings per share attributable to Match Group, Inc. shareholders	0.71	0.75
NOTE 5—DISCONTINUED OPERATIONS
Subsequent to December 31, 2016, on March 31, 2017, Match Group sold its Non-dating business, which operated under the umbrella of The Princeton Review, to ST Unitas, a global education technology company. A loss on the sale of the business of $1.2 million, will be recognized for the year ended December 31, 2017.
The components of assets and liabilities of a business held for sale in the accompanying consolidated balance sheet at December 31, 2016 and 2015 consisted of the following:

	December 31, 2016	December 31, 2015
	(In thousands)
Accounts receivable, net	$8,677	$12,670
Other current assets	3,847	7,866
Property and equipment, net	6,774	7,467
Goodwill	74,396	74,395
Intangible assets, net	31,488	37,585
Other non-current assets	8,090	9,622
Total assets of a business held for sale	$133,272	$149,605

Accounts payable	$3,467	$2,034
Deferred revenue	22,886	24,900
Accrued expenses and other current liabilities	8,771	18,530
Other long-term liabilities	1,934	2,287
Total liabilities of a business held for sale	$37,058	$47,751
The key components of loss from discontinued operations for the years ended December 31, 2016, 2015 and 2014 consist of the following:

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Revenue	$104,416	$110,726	$51,810
Operating costs and expenses	(114,057)	(130,151)	(76,968)
Operating loss	(9,641)	(19,425)	(25,158)
Other income (expense), net	11	105	(1,422)
Income tax benefit	3,302	6,644	9,848
Loss from discontinued operations	$(6,328)	$(12,676)	$(16,732)

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 6—GOODWILL AND INTANGIBLE ASSETS
Goodwill and intangible assets, net, are as follows:

	December 31,
	2016	2015
	(In thousands)
Goodwill	$1,206,447	$1,218,380
Intangible assets with indefinite lives	214,461	219,797
Intangible assets with definite lives, net	3,221	19,026
Total goodwill and intangible assets, net	$1,424,129	$1,457,203
The following table presents the balance of goodwill, including the changes in the carrying value of goodwill, for the year ended December 31, 2016 and 2015:

	December 31,
	2016	2015
	(In thousands)
Balance at January 1	$1,218,380	$718,129
Additions	737	549,146
(Deductions)	(2,984)	—
Foreign Exchange Translation	(9,686)	(48,895)
Balance at December 31	$1,206,447	$1,218,380
Dating additions for the year ended December 31, 2015 primarily related to the acquisitions of PlentyOfFish and Eureka.
Intangible assets with indefinite lives are trade names and trademarks acquired in various acquisitions. At December 31, 2016 and 2015, intangible assets with definite lives are as follows:

	December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted-Average Useful Life (Years)
	(In thousands)
Trade names	$5,296	$(5,119)	$177	3.0
Technology	4,275	(3,531)	744	2.0
Other	3,000	(700)	2,300	5.0
Total	$12,571	$(9,350)	$3,221	4.2

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

	December 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted-Average Useful Life (Years)
	(In thousands)
Trade names	$6,206	$(4,045)	$2,161	2.4
Customer Lists	16,002	(3,898)	12,104	0.9
Technology	4,633	(2,772)	1,861	2.0
Other	3,000	(100)	2,900	5.0
Total	$29,841	$(10,815)	$19,026	1.8
At December 31, 2016, amortization of intangible assets with definite lives is estimated to be as follows:

(In thousands)
2017	$1,453
2018	668
2019	600
2020	500
Total	$3,221

NOTE 7—MARKETABLE SECURITIES AND LONG-TERM INVESTMENTS
At December 31, 2015, marketable securities consisted of an equity security that had a cost basis of $8.7 million, with gross unrealized gains of $3.0 million which was included in "Accumulated other comprehensive loss" in the accompanying consolidated balance sheet. This marketable security was sold in its entirety in the second quarter of 2016. Proceeds and gross realized gains from the sale of the available-for-sale marketable security were $11.7 million and $3.1 million, respectively, for the year ended December 31, 2016.
Long-term investments consist of:

	December 31,
	2016	2015
	(In thousands)
Cost method investments	$55,355	$55,569
Total long-term investments	$55,355	$55,569
The Company has four cost method investments. The Company's largest cost method investment is a 21% interest in the voting common stock of Zhenai Inc. ("Zhenai"), a leading provider of online dating and matchmaking services in China. However, given that our interest relative to other shareholders is not significant, we do not have the ability to exercise significant influence over the operating and financial matters of Zhenai and this investment is accounted for as a cost method investment.
NOTE 8—FAIR VALUE MEASUREMENTS AND FINANCIAL INSTRUMENTS
The following tables present the Company's financial instruments that are measured at fair value on a recurring basis:

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

	December 31, 2016
	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$85,225	$—	$—	$85,225

Liabilities:
Contingent consideration arrangements	$—	$—	$(19,418)	$(19,418)

	December 31, 2015
	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$3,649	$—	$—	$3,649
Marketable securities:
Marketable equity security	11,622	—	—	11,622
Total	$15,271	$—	$—	$15,271

Liabilities:
Contingent consideration arrangements	$—	$—	$(28,993)	$(28,993)
The following table presents the changes in the Company's financial instruments that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	December 31,
	2016	2015
	Contingent Consideration Arrangements	Contingent Consideration Arrangements
	(In thousands)
Balance at January 1	$(28,993)	$(20,615)
Total net gains:
Fair value adjustments	9,198	11,056
Foreign currency exchange gains	—	626
Included in other comprehensive (loss) income	(1,571)	1,872
Fair value at date of acquisition	(185)	(27,442)
Settlements	—	5,510
Other	2,133	—
Balance at December 31	$(19,418)	$(28,993)

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Contingent consideration arrangements
As of December 31, 2016, there are five contingent consideration arrangements related to business acquisitions. The maximum contingent payments related to these arrangements is $87.8 million. The Company expects to make payments on two of the five contingent consideration arrangements and the aggregate fair value of these two arrangements at December 31, 2016 is $19.4 million.
The contingent consideration arrangements are generally based upon earnings performance and/or operating metrics. The Company determines the fair value of the contingent consideration arrangements by using probability-weighted analyses to determine the amounts of the gross liability, and, if the arrangement is long-term in nature, applying a discount rate, that appropriately captures the risks associated with the obligation to determine the net amount reflected in the consolidated and combined financial statements. The number of scenarios in the probability-weighted analyses can vary; generally, more scenarios are prepared for longer duration and more complex arrangements. The fair values of the contingent consideration arrangements at December 31, 2016 and 2015 reflect a 12% discount rate.
The fair values of the contingent consideration arrangements are sensitive to changes in the forecasts of earnings and/or the relevant operating metrics and changes in discount rates. The Company remeasures the fair value of the contingent consideration arrangements each reporting period, including the accretion of the discount, if applicable, and changes are recognized in “General and administrative expense” in the accompanying consolidated and combined statement of operations. The contingent consideration arrangement liability at December 31, 2016 and 2015 includes a current portion of $19.0 million and $0 million, respectively, and non-current portion of $0.4 million and $29.0 million, respectively, which are included in “Accrued expenses and other current liabilities” and “Other long-term liabilities,” respectively, in the accompanying consolidated balance sheet.
Financial instruments measured at fair value only for disclosure purposes
The following table presents the carrying value and the fair value of financial instruments measured at fair value only for disclosure purposes.

	December 31, 2016		December 31, 2015
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)
Current maturities of long-term debt	$—	$—	$(40,000)	$(39,850)
Long-term debt, net of current maturities	(1,176,493)	(1,244,641)	(1,176,871)	(1,204,548)
The fair value of long-term debt including current maturities is estimated using market prices or indices for similar liabilities and taking into consideration other factors such as credit quality and maturity, which are Level 3 inputs.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 9—LONG-TERM DEBT
Long-term debt consists of:

	December 31,
	2016	2015
	(In thousands)
6.375% Senior Notes due June 1, 2024 (the "2016 Senior Notes"); interest payable each June 1 and December 1, which commenced December 1, 2016	$400,000	$—
6.75% Senior Notes due December 15, 2022 (the "2015 Senior Notes"); interest payable each June 15 and December 15, which commenced June 15, 2016	445,172	445,172
Term Loan due November 16, 2022 (a)	350,000	800,000
Total long-term debt	1,195,172	1,245,172
Less: Current maturities of long-term debt	—	40,000
Less: Unamortized original issue discount and original issue premium, net	5,245	11,691
Less: Unamortized debt issuance costs	13,434	16,610
Total long-term debt, net of current maturities	$1,176,493	$1,176,871
______________________

(a)
The Term Loan matures on November 16, 2022; provided that, if any of the 2015 Senior Notes remain outstanding on the date that is 91 days prior to the maturity date of the 2015 Senior Notes, the Term Loan maturity date shall be the date that is 91 days prior to the maturity date of the 2015 Senior Notes.

Senior Notes:
The 2016 Senior Notes were issued on June 1, 2016. The proceeds of $400 million were used to prepay a portion of indebtedness outstanding under the Term Loan. At any time prior to June 1, 2019, these notes may be redeemed at a redemption price equal to the sum of the principal amount thereof, plus accrued and unpaid interest and a make-whole premium. Thereafter, these notes may be redeemed at the redemption prices set forth below, together with accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

Year	Percentage
2019	104.781%
2020	103.188%
2021	101.594%
2022 and thereafter	100.000%

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The 2015 Senior Notes were issued on November 16, 2015, in exchange for a portion of IAC's 4.75% Senior Notes due December 15, 2022 (the "IAC 2012 Senior Notes") (the "Match Exchange Offer"). Promptly following the Match Exchange Offer, the Company and its subsidiaries were designated as unrestricted subsidiaries of IAC for purposes of the indentures governing the IAC 4.875% Senior Notes due November 30, 2018, the IAC 2012 Senior Notes and the IAC Credit Facility. Following the designation, neither Match Group nor any of its subsidiaries guarantee any debt of IAC, or are subject to any of the covenants related to such debt.
At any time prior to December 15, 2017, the 2015 Senior Notes may be redeemed at a redemption price equal to the sum of the principal amount thereof, plus accrued and unpaid interest and a make-whole premium. Thereafter, the 2015 Senior Notes may be redeemed at the redemption prices set forth below, together with accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage
2017	102.375%
2018	101.583%
2019	100.792%
2020 and thereafter	100.000%
The indentures governing the 2016 and 2015 Senior Notes contain covenants that would limit the Company's ability to pay dividends or to make distributions and repurchase or redeem Match Group stock in the event a default has occurred or Match Group's leverage ratio (as defined in the indentures) exceeds 5.0 to 1.0. At December 31, 2016, there were no limitations pursuant thereto. There are additional covenants that limit the ability of the Company and its subsidiaries to, among other things, (i) incur indebtedness, make investments, or sell assets in the event the Company is not in compliance with the leverage ratio set forth in the indenture, and (ii) incur liens, enter into agreements restricting the ability of the Company's subsidiaries to pay dividends, enter into transactions with affiliates and consolidate, merge or sell substantially all of their assets.
Term Loan and Credit Facility:
On November 16, 2015, under a credit agreement (the "Credit Agreement"), the Company borrowed $800 million in the form of a term loan (the "Term Loan"). On March 31, 2016, Match Group made a $10 million principal payment on the Term Loan. On June 1, 2016, the $400 million in proceeds from the 2016 Senior Notes, described above, were used to prepay a portion of the Term Loan. On December 8, 2016, the Company made an additional $40 million principal payment on the Term Loan. In addition, the remaining outstanding balance of $350 million, which is due at maturity, was repriced. The Term Loan provides for additional annual principal payments as part of an excess cash flow sweep provision, the amount of which, if any, is governed by the secured net leverage ratio contained in the Credit Agreement. The Term Loan bears interest, at our option, at a base rate or LIBOR, plus 2.25% or 3.25%, respectively, and in the case of LIBOR, a floor of 0.75%. The interest rate at December 31, 2016 is 4.20%. Interest payments are due at least quarterly through the term of the loan.
The Company has a $500 million revolving credit facility (the "Credit Facility") that expires on October 7, 2020. At December 31, 2016 and 2015, there were no outstanding borrowings under the Credit Facility. The annual commitment fee on undrawn funds based on the current leverage ratio is 30 basis points. Borrowings under the Credit Facility bear interest, at the Company's option, at a base rate or LIBOR, in each case plus an applicable margin, which is determined by reference to a pricing grid based on the Company's consolidated net leverage ratio. The terms of the Credit Facility require the Company to maintain a consolidated net leverage ratio of not more than 5.0 to 1.0 and a minimum interest coverage ratio of not less than 2.5 to 1.0 (in each case as defined in the agreement).
There are additional covenants under the Credit Facility and the Term Loan that limit the ability of the Company and its subsidiaries to, among other things, incur indebtedness, pay dividends or make distributions. While the Term Loan remains outstanding, these same covenants under the Credit Agreement are more restrictive than the covenants that are applicable to the Credit Facility. Obligations under the Credit Facility and Term Loan are unconditionally guaranteed by certain Match Group wholly-owned domestic subsidiaries, and are also secured by the stock of certain Match Group domestic and foreign subsidiaries. The Term Loan and outstanding borrowings, if any, under the Credit Facility rank equally with each other, and

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

have priority over the 2016 and 2015 Senior Notes to the extent of the value of the assets securing the borrowings under the Credit Agreement.
Long-term debt maturities:

Years Ending December 31,	(In thousands)
2022	$795,172
2024	400,000
Total	1,195,172
Less: Unamortized original issue discount and original issue premium, net	5,245
Less: Unamortized debt issuance costs	13,434
Total long-term debt, net of current maturities	$1,176,493
NOTE 10—SHAREHOLDERS' EQUITY
Description of Common Stock, Class B Convertible Common Stock and Class C Common Stock
The rights of holders of Match Group common stock, Class B common stock and Class C common stock are identical, except for voting rights, conversion rights and dividend rights. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Class B common stock are entitled to ten votes per share on all matters to be voted upon by stockholders. Holders of Class C common stock have no voting rights, except as otherwise required by the laws of the State of Delaware, in which case holders of Class C common stock are entitled to one one-hundredth (1/100) of a vote per share. Holders of the Company's common stock, Class B common stock and Class C common stock do not have cumulative voting rights in the election of directors.
Shares of Match Group's Class B common stock are convertible into shares of our common stock at the option of the holder at any time on a share for share basis. Such conversion ratio will in all events be equitably preserved in the event of any recapitalization of Match Group by means of a stock dividend on, or a stock split or combination of, our outstanding common stock or Class B common stock, or in the event of any merger, consolidation or other reorganization of Match Group with another corporation. Upon the conversion of a share of our Class B common stock into a share of our common stock, the applicable share of Class B common stock will be retired and will not be subject to reissue. Shares of common stock and Class C common stock have no conversion rights.
The holders of shares of Match Group common stock, Class B common stock and Class C common stock are entitled to receive, share for share, such dividends as may be declared by Match Group's Board of Directors out of funds legally available therefore. In the event of a liquidation, dissolution or winding up, holders of the Company's common stock, Class B common stock and Class C common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of all liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.
At December 31, 2016, IAC holds 209.9 million shares of our Class B common stock, representing 100% of our outstanding Class B common stock, and 1.0 million shares of our common stock, representing 2.1% of our outstanding common stock. IAC's ownership interest is 82.5% and IAC holds 97.9% of the outstanding total voting power of the Company.
In the event that Match Group issues or proposes to issue any shares of Match Group common stock, Class B common stock or Class C common stock (with certain limited exceptions), including shares issued upon the exercise, conversion or exchange of options, warrants and convertible securities, IAC will generally have a purchase right that permits it to purchase for fair market value, as defined in the agreement, up to such number of shares of the same class as the issued shares as would (i) enable IAC to maintain the same ownership interest in the Company that it had immediately prior to such issuance or proposed issuance, with respect to issuances of our voting capital stock, or (ii) enable IAC to maintain ownership of at least 80.1% of each class of the Company's non-voting capital stock, with respect to issuances of our non-voting capital stock.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Reserved Common Shares
In connection with equity compensation plans, 61.2 million shares of Match Group common stock are reserved at December 31, 2016.
NOTE 11—ACCUMULATED OTHER COMPREHENSIVE LOSS
The following tables present the components of accumulated other comprehensive loss and items reclassified out of accumulated other comprehensive loss into earnings:

	Year Ended December 31, 2016
	Foreign Currency Translation Adjustment	Unrealized Gain (Loss) on Available-For-Sale Security	Accumulated Other Comprehensive Loss
	(In thousands)
Balance at January 1	$(139,784)	$2,964	$(136,820)
Other comprehensive (loss) income before reclassifications	(36,600)	94	(36,506)
Gain on sale of available-for-sale security reclassified into earnings	—	(3,058)	(3,058)
Net current period other comprehensive loss	(36,600)	(2,964)	(39,564)
Balance at December 31	$(176,384)	$—	$(176,384)

	Year Ended December 31, 2015
	Foreign Currency Translation Adjustment	Unrealized (Loss) Gain on Available-For-Sale Security	Accumulated Other Comprehensive Loss
	(In thousands)
Balance at January 1	$(76,800)	$(1,248)	$(78,048)
Other comprehensive (loss) income before reclassifications	(60,793)	4,212	(56,581)
Foreign currency translation adjustment reclassified into earnings related to the substantial liquidation of a foreign business	(2,191)	—	(2,191)
Net period other comprehensive (loss) income	(62,984)	4,212	(58,772)
Balance at December 31	$(139,784)	$2,964	$(136,820)
At December 31, 2016 and 2015, there was no tax benefit or provision on the accumulated other comprehensive loss.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12—EARNINGS PER SHARE
The following table sets forth the computation of the basic and diluted earnings per share attributable to Match Group shareholders:

	Years Ended December 31,
	2016		2015		2014
	Basic	Diluted	Basic	Diluted	Basic	Diluted
	(In thousands, except per share data)
Numerator
Net earnings from continuing operations	$178,341	$178,341	$133,163	$133,163	$165,091	$165,091
Net earnings attributable to redeemable noncontrolling interests	(562)	(562)	(104)	(104)	(595)	(595)
Net earnings from continuing operations attributable to Match Group, Inc. shareholders	$177,779	$177,779	$133,059	$133,059	$164,496	$164,496
Loss from discontinued operations, net of tax	$(6,328)	$(6,328)	$(12,676)	$(12,676)	$(16,732)	$(16,732)
Net earnings attributable to Match Group, Inc. shareholders	$171,451	$171,451	$120,383	$120,383	$147,764	$147,764

Denominator
Basic weighted average common shares outstanding	251,522	251,522	174,784	174,784	160,756	160,756
Dilutive securities including subsidiary denominated equity, stock options and RSU awards (a)(b)	—	18,203	—	10,150	—	7,323
Dilutive weighted average common shares outstanding	251,522	269,725	174,784	184,934	160,756	168,079

Earnings (loss) per share:
Earnings per share from continuing operations	$0.71	$0.66	$0.76	$0.72	$1.02	$0.98
Loss per share from discontinued operations, net of tax	$(0.03)	$(0.02)	$(0.07)	$(0.07)	$(0.10)	$(0.10)
Earnings per share attributable to Match Group, Inc. shareholders	$0.68	$0.64	$0.69	$0.65	$0.92	$0.88
______________________

(a)
If the effect is dilutive, weighted average common shares outstanding include the incremental shares that would be issued upon the assumed exercise of subsidiary denominated equity, stock options and the vesting of restricted stock units ("RSUs"). For the years ended December 31, 2016 and 2015, 6.1 million and 5.2 million potentially dilutive securities, respectively, are excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive. For the year ended December 31, 2014, all potentially dilutive securities were included in the calculation of diluted earnings per share.

(b)
Market-based awards and performance-based stock options ("PSOs") and restricted stock units (“PSUs”) are considered contingently issuable shares. Market-based awards, PSOs and PSUs are included in the denominator for earnings per share if (i) the applicable market or performance condition(s) has been met and (ii) the inclusion of the market-based award, PSOs and PSUs are dilutive for the respective reporting periods. For the years ended December 31, 2016 and 2015, 2.5 million and 7.5 million market-based awards, PSOs and PSUs, respectively, were excluded from the calculation of diluted earnings per share because the market or performance conditions had not been met. For the year ended December 31, 2014, there were zero outstanding market-based awards, PSOs, or PSUs.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 13—STOCK-BASED COMPENSATION
The Company currently has one active stock and annual incentive plan, which became effective in 2015 upon the completion of the IPO. This plan replaced two historical plans that governed equity awards prior to the IPO. The 2015 plan covers stock options to acquire shares of Match Group common stock and RSUs granted pursuant to the historical plans and stock options and stock settled stock appreciation rights denominated in the equity of certain of our subsidiaries granted prior to the IPO, as well as provides for the future grant of these and other equity awards. The 2015 plan authorizes the Company to grant awards to its employees, officers, directors and consultants. At December 31, 2016, there were 5.0 million shares available for the future grant of equity awards under the 2015 plan and 39.5 million shares in the aggregate related to awards outstanding under the historical plans and subsidiary equity awards granted prior to the IPO.
The 2015 plan has a stated term of ten years, and provides that the exercise price of stock options granted will not be less than the market price of the Company's common stock on the grant date. The plan does not specify grant dates or vesting schedules of awards as those determinations have been delegated to the Compensation and Human Resources Committee of Match Group’s Board of Directors (the "Committee"). Each grant agreement reflects the vesting schedule for that particular grant as determined by the Committee. Stock options granted subsequent to September 1, 2015 will generally vest in four equal annual installments over a four-year period. RSU awards outstanding generally vest over a three-year period. PSU awards outstanding generally vest in two equal annual installments over a two-year period.
Stock-based compensation expense recognized in the consolidated and combined statement of operations includes expense related to the Company's stock options and RSUs, performance-based stock options and PSUs for which vesting is considered probable, equity instruments denominated in shares of subsidiaries, and IAC denominated stock options, RSUs and market-based awards held by Match Group employees. The amount of stock-based compensation expense is reduced by estimated forfeitures, as the expense recorded is based on awards that are ultimately expected to vest. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if actual forfeitures differ from the estimated rate. At December 31, 2016, there is $90.6 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 2.7 years.
The total income tax benefit recognized in the accompanying consolidated and combined statement of operations for the years ended December 31, 2016, 2015 and 2014 related to stock-based compensation is $16.4 million, $16.9 million and $7.9 million, respectively.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Stock Options
Stock options outstanding at December 31, 2016 and changes during the year ended December 31, 2016 are as follows:

	December 31, 2016
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
	(Shares and intrinsic value in thousands)
Outstanding at January 1, 2016	34,832	$12.08
Granted	8,710	11.46
Exercised	(4,753)	8.36
Forfeited	(5,129)	12.96
Expired	(14)	11.06
Outstanding at December 31, 2016 (a)	33,646	$12.31	7.5	$161,423
Options exercisable	11,930	$10.95	5.4	$73,373
______________________

(a)
Included in the outstanding balance at December 31, 2016 is 4.9 million performance-based stock options, which vest in varying amounts and years depending upon certain performance conditions. The Company expects 0.1 million shares to vest based on our current assessment of the performance conditions. The table above includes these awards at their maximum potential payout.

The aggregate intrinsic value in the table above represents the difference between Match Group's closing stock price on the last trading day of 2016 and the exercise price, multiplied by the number of in-the-money options that would have been received by the option holders had all option holders exercised their options on December 31, 2016. The total intrinsic value of stock options exercised during the years ended December 31, 2016, 2015 and 2014 is $37.3 million, $5.7 million and $10.7 million, respectively.
The following table summarizes the information about stock options outstanding and exercisable at December 31, 2016:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Outstanding at December 31, 2016	Weighted- Average Remaining Contractual Life in Years	Weighted-Average Exercise Price	Exercisable at December 31, 2016	Weighted- Average Remaining Contractual Life in Years	Weighted-Average Exercise Price
	(Shares in thousands)
$0.01 to $5.00	925	3.1	$4.11	925	3.1	$4.11
$5.01 to $10.00	1,210	1.7	8.00	1,210	1.7	8.00
$10.01 to $15.00	26,136	7.5	12.09	8,707	5.7	11.53
$15.01 to $20.00	5,375	8.9	15.75	1,088	8.7	15.44
	33,646	7.5	$12.31	11,930	5.4	$10.95
The fair value of stock option awards, with the exception of market-based awards, is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model incorporates various assumptions, including expected volatility and expected term. Prior to 2014, expected stock price volatilities were estimated based on historical stock price volatilities of peer companies that were chosen on the basis for their similarity to the Company in terms of consumer use, monetization model, margin and growth characteristics and brand strength. At the beginning of 2014, the Company concluded that the most relevant reference point for determining volatility was IAC’s historical volatility as a result

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

of the Company representing a large percentage of the overall value of IAC. The risk-free interest rates are based on U.S. Treasuries with comparable terms as the awards, in effect at the grant date. Prior to the IPO, expected term was based on the mid-point of the first and last windows for exercise. Following the IPO, expected term is based upon the historical exercise pattern of IAC’s employees for comparable awards, a ten-year contractual life with vesting in four equal annual installments, because the Company does not have sufficient data to estimate an expected term for these awards. No dividends have been assumed. The following are the weighted average assumptions used in the Black-Scholes option pricing model:

	Years Ended December 31,
	2016	2015	2014
Expected volatility	27%	28%	29%
Risk-free interest rate	1.3%	1.3%	1.3%
Expected term	4.8 years	4.1 years	4.2 years
Dividend yield	—%	—%	—%
On November 18, 2015, the Company granted 1.8 million market-based stock options to its Chairman and Chief Executive Officer. The award has market-based conditions and service-based vesting. The market-based vesting condition was achieved in 2016. The award has a ten-year contractual life and vests in four equal annual installments beginning on the first anniversary of the grant date. The grant date fair value of this market-based award was estimated using a lattice model that incorporates a Monte Carlo simulation of Match Group's stock price. The inputs used to fair value this award included expected volatility of 27%, a risk-free interest rate of 2.3% and a 0% dividend yield. Expense is recognized over the four-year vesting period because it exceeds the derived service period of three years, which is an output of the option pricing model.
Approximately 8.7 million, 21.1 million and 5.6 million stock options were granted by the Company during the years ended December 31, 2016, 2015 and 2014, respectively. The weighted average fair value of stock options granted during the years ended December 31, 2016, 2015 and 2014 with exercise prices equal to the market prices of Match Group's common stock on the date of grant are $2.98, $3.46 and $5.21, respectively. There were no stock options issued during the years ended December 31, 2016, 2015 and 2014 with exercise prices greater than the market value of Match Group's common stock on the date of grant.
Cash received from stock option exercises and the related tax benefit realized for the year ended December 31, 2016 and for the period subsequent to the IPO through December 31, 2015 are $39.7 million and $13.9 million; and $0.1 million and less than $0.1 million, respectively. For periods prior to the IPO, no cash was received from the exercise of stock options because they were net settled in shares of IAC’s common stock. For the periods prior to the IPO, the related tax benefit realized by the Company in 2015 and 2014 were $1.2 million and $1.7 million, respectively.
Restricted Stock Units and Performance-based Stock Units
RSUs and PSUs are awards in the form of phantom shares or units denominated in a hypothetical equivalent number of shares of Match Group common stock and with the value of each RSU and PSU equal to the fair value of Match Group common stock at the date of grant. Each RSU and PSU grant is subject to service-based vesting, where a specific period of continued employment must pass before an award vests. PSUs also include performance-based vesting, where certain performance targets set at the time of grant must be achieved before an award vests. For RSU grants, the expense is measured at the grant date as the fair value of Match Group common stock and expensed as stock-based compensation over the vesting term. For PSU grants, the expense is measured at the grant date as the fair value of Match Group common stock and expensed as stock-based compensation over the vesting term if the performance targets are considered probable of being achieved.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Unvested RSUs and PSUs outstanding at December 31, 2016 and changes during the year ended December 31, 2016 are as follows:

	RSUs		PSUs
	Number of shares	Weighted Average Grant Date Fair Value	Number of shares(a)	Weighted Average Grant Date Fair Value
	(Shares in thousands)
Unvested at January 1, 2016	373	$14.52	—	$—
Granted	229	16.32	330	10.11
Vested	(63)	15.12	—	—
Forfeited	—	—	(165)	10.11
Unvested at December 31, 2016	539	$15.21	165	$10.11
______________________

(a)	This represents the maximum shares issuable.
The weighted average fair value of RSUs and PSUs granted during the year ended December 31, 2016 and for the period subsequent to the IPO through December 31, 2015 based on market prices of Match Group's common stock on the grant date was $12.65 and $14.52, respectively. There were no RSUs or PSUs granted or outstanding for the year ended December 31, 2014. The total fair value of RSUs and PSUs that vested during the year ended December 31, 2016 was $1.1 million. No RSUs or PSUs vested during the year ended December 31, 2015.
Market-based Awards
During 2016 and 2015, the Company granted market-based awards to certain employees. The number of awards that ultimately vest is dependent upon Match Group's stock price. The grant date fair value of each market-based award is estimated using a lattice model that incorporates a Monte Carlo simulation of Match Group's stock price. Each market-based award is subject to service-based vesting, where a specific period of continued employment must pass before an award vests.
Market-based awards outstanding at December 31, 2016 and changes during the year ended December 31, 2016 are as follows:

	Market-based awards
	Number of shares	Weighted Average Grant Date Price
	(Shares in thousands)
Unvested at January 1, 2016	117	$12.00
Granted	1,465	10.60
Vested	(7)	12.00
Forfeited	(39)	12.00
Unvested at December 31, 2016	1,536	$10.66
The weighted average fair value of market-based awards granted during the year ended December 31, 2016 and for the period subsequent to the IPO through December 31, 2015 based on the valuation model was $1.77 and $2.15, respectively. There were no market-based awards granted for the year ended December 31, 2014. The total fair value of market-based awards that vested during the year ended December 31, 2016 was $0.1 million. There were no market-based awards that vested during the years ended December 31, 2015 and 2014.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Equity Instruments Denominated in the Shares of Certain Subsidiaries
Stock options and stock settled stock appreciation rights denominated in the equity of Tinder and The Princeton Review have been granted to certain employees of these Match Group subsidiaries. These equity awards generally vest over a four-year period. The value of the stock options and stock settled stock appreciation rights is tied to the value of the common stock of these subsidiaries. Accordingly, these interests only have value to the extent the relevant subsidiary appreciates above the initial value utilized to determine the exercise price. These awards are granted with exercise prices of not less than the grant date fair value, which is determined by the Company using a variety of valuation techniques including a combination of market based and discounted cash flow valuation methodologies. The expense associated with these equity awards is initially measured at fair value, using the Black-Scholes option pricing model, at the grant date and is recognized as stock-based compensation over the vesting term. These dilutive securities are reflected in our share calculations underlying our dilutive earnings per share calculation contained in our financial statements for fiscal years ended December 31, 2016, 2015 and 2014.
The plans under which these awards are granted establish specific settlement dates or liquidity events for which the valuation of the relevant subsidiary is determined for purposes of settlement of the awards. The plan for The Princeton Review generally provides that Match Group establishes the fair value of the awards; for Tinder, the settlement date fair value will be established by independent third parties or mutual agreement.
These subsidiary denominated awards, when exercised, are settled by Match Group issuing shares of its common stock equal in value to the intrinsic value of the award being settled, net of shares with a value equal to the withholding taxes due, which taxes are remitted by Match Group to the government on behalf of the employees. At the time of settlement, IAC has the option to issue its own shares directly to the award holders, in which case Match Group would in turn issue its shares to IAC as reimbursement. In either settlement scenario, the same number of Match Group shares would be issued. With respect to Tinder, Match Group has the ability to extinguish its obligations to settle the Tinder awards if it completes an initial public offering of the stock of Tinder. In such an event, the Tinder denominated equity would be exercisable for shares of Tinder common shares.
The Princeton Review has liquidity events on an annual basis. Tinder’s initial liquidity event occurred in July 2016, with the next liquidity event scheduled for May 2017 and subsequent events scheduled to occur approximately every 18 months thereafter. The Company issued 1.7 million Match Group common shares, and paid $22.8 million of withholding taxes, to settle awards exercised during the July 2016 Tinder liquidity event to current and former employees who exercised their subsidiary options. The aggregate intrinsic value of all subsidiary denominated equity at December 31, 2016 was $329.1 million, of which $250.4 million is related to vested shares and $78.7 million is related to unvested shares. The comparable aggregate amount at December 31, 2015 is $246.3 million. The aggregate number of Match Group common shares that would have been required to settle these interests at estimated fair values on December 31, 2016, including vested and unvested interests (which will be reduced by the number of shares withheld to cover employee withholding taxes), is 19.2 million shares. The comparable amount at December 31, 2015 is 18.2 million shares. Giving effect to withholding taxes, which will be paid by the Company on behalf of the employees at exercise, the aggregate number of shares and cash that would be required to settle the vested and unvested interests at estimated fair values on December 31, 2016 is 9.6 million shares and $164.6 million, respectively, assuming a 50% withholding rate; the comparable amounts at December 31, 2015 are 9.1 million shares and $123.2 million, respectively. The number of shares ultimately needed to settle these awards may vary significantly from the estimated number as a result of both movements in our stock price and a determination of fair value of the relevant subsidiary that is different than our estimate.
Assuming no change in the value of the Company’s common stock at December 31, 2016, each incremental increase of 10% over the Company's December 31, 2016 fair value estimate of these subsidiaries would require approximately 2.7 million incremental aggregate shares to settle these awards (which will be reduced by the number of shares withheld to cover employee withholding taxes).
During the third quarter of 2015, the Company modified certain subsidiary denominated vested equity awards and recognized a modification charge of $6.8 million. During the fourth quarter of 2015, the Company repurchased certain subsidiary denominated vested equity awards in exchange for $23.4 million in cash and fully vested modified equity awards and recognized a modification charge of $7.7 million. These modification charges are included in stock-based compensation for the year ended December 31, 2015.
During 2014, the Company granted an equity award denominated in shares of a subsidiary of the Company to a non-employee. This award is marked to market each reporting period. The award vests at multiple times a year and is fully

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

vested in October 2017. In the third quarter of 2016, the Company settled the vested portion of the award for cash of $13.4 million. At December 31, 2016, the total fair value of the remaining award, at current estimated fair value, including vested and unvested interests, is $14.3 million.
IAC Denominated Stock Options
For the year ended December 31, 2016, there were less than 0.1 million IAC stock options granted by IAC to employees of Match Group. There were no IAC stock options granted by IAC to employees of Match Group for the years ended December 31, 2015 and 2014. Approximately 0.4 million IAC stock options remain outstanding to employees of Match Group post IPO. The fair value of each stock option award was estimated on the grant date using the Black–Scholes option pricing model. IAC stock options were granted with exercise prices at least equal to the fair value on the date of grant, vest ratably in annual installments over a four-year period and expire ten years from the date of grant.
In January 2014, a portion of IAC's former Chief Executive Officer's (who became the Chairman of the Match Group) outstanding IAC stock options were canceled and replaced with equity denominated in Match Group and various subsidiaries of Match Group. The incremental expense associated with this modification was $7.4 million.
IAC Denominated RSUs and Market-based Awards
Less than 0.1 million and 0.7 million IAC RSUs and market-based awards were granted by IAC to employees of Match Group during the years ended December 31, 2016 and 2015, respectively. There were no IAC RSUs or market-based awards granted by IAC to employees of Match Group for the year ended December 31, 2014. RSUs are awards in the form of phantom shares or units, denominated in a hypothetical equivalent number of shares of IAC common stock and with the value of each RSU equal to the fair value of IAC common stock at the date of grant. Each RSU grant is subject to service-based vesting, where a specific period of continued employment must pass before an award vests. The number of market-based awards that ultimately vest is dependent upon Match Group’s stock price. The grant date fair value of each market-based award is estimated using a lattice model that incorporates a Monte Carlo simulation of Match Group’s stock price. Each market-based award is subject to service-based vesting, where a specific period of continued employment must pass before an award vests. Some of the market-based awards contain performance targets set at the time of grant that must be achieved before an award vests.
NOTE 14—GEOGRAPHIC INFORMATION
Revenue by geography is based on where the customer is located. Geographic information about revenue and long-lived assets is presented below:

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Revenue
United States	$676,564	$589,924	$532,292
All other countries	441,546	319,781	304,166
Total	$1,118,110	$909,705	$836,458

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The United States is the only country whose revenue is greater than 10 percent of total revenue.

	December 31,
	2016	2015
	(In thousands)
Long-lived assets (excluding goodwill and intangible assets)
United States	$41,747	$20,702
All other countries	21,207	19,898
Total	$62,954	$40,600
The only country, other than the United States, with greater than 10 percent of total long-lived assets (excluding goodwill and intangible assets), was France with $14.3 million and $14.5 million as of December 31, 2016 and 2015.
NOTE 15—COMMITMENTS
The Company leases office space, data center facilities and equipment used in connection with its operations under various operating leases, many of which contain escalation clauses. The Company is also committed to pay a portion of the related operating expenses under certain lease agreements. These operating expenses are not included in the table below.
Future minimum payments under operating lease agreements are as follows:

(In thousands)
2017	$7,788
2018	7,526
2019	5,356
2020	5,263
2021	5,094
Thereafter	14,275
Total	$45,302
Expenses charged to operations under these agreements are $15.5 million, $10.9 million and $11.7 million for the years ended December 31, 2016, 2015 and 2014, respectively. See "Note 18—Related Party Transactions" for additional information related to related party transactions.
The Company also has funding commitments in the form of a purchase obligation and surety bonds. The purchase obligation relates to web hosting services with $10.0 million due for each of the years ended December 31, 2017 and 2018. The surety bonds of $0.1 million expire within twelve months of December 31, 2016.
NOTE 16—CONTINGENCIES
In the ordinary course of business, the Company is a party to various lawsuits. The Company establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where we believe an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that resolving claims against us, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. The Company also evaluates other contingent matters, including income and non-income tax contingencies, to assess the likelihood of an unfavorable outcome and estimated extent of potential loss. It is possible that an unfavorable outcome of one or more of these lawsuits or other contingencies could have a material impact on the liquidity, results of operations, or financial condition of the Company. See "Note 3—Income Taxes" for additional information related to income tax contingencies.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 17—SUPPLEMENTAL CASH FLOW INFORMATION
Supplemental Disclosure of Non-Cash Transactions:
The Company recorded acquisition-related contingent consideration liabilities of $0.2 million, $27.4 million and $0.3 million during the years ended December 31, 2016, 2015 and 2014, respectively, in connection with various acquisitions. See "Note 8—Fair Value Measurements and Financial Instruments" for additional information on contingent consideration arrangements.
On November 16, 2015, the Company exchanged $445.3 million of IAC 2012 Senior Notes for $445.2 million of Match Group Senior Notes. See "Note 9—Long-term Debt" for additional information on the note exchange.
Supplemental Disclosure of Cash Flow Information:

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Cash paid (received) during the year for:
Interest	$82,494	$8,696	$7,017
Income tax payments, including amounts paid to IAC for Match Group's share of IAC's consolidated tax liability	44,733	46,657	68,905
Income tax refunds	(962)	(1,583)	(3,826)
NOTE 18—RELATED PARTY TRANSACTIONS
Relationship with IAC post IPO
In connection with the IPO, the Company entered into certain agreements relating to our relationship with IAC after the IPO. These agreements include a master transaction agreement; an investor rights agreement; a tax sharing agreement; a services agreement; an employee matters agreement and a subordinated loan agreement.
For the year ended December 31, 2016 and for the period from the date of the IPO through December 31, 2015, the Company was charged $11.8 million and $0.7 million, respectively, by IAC for services rendered pursuant to a services agreement. These amounts were paid in full by the Company at December 31, 2016 and 2015, respectively. The Company entered into a sublease arrangement in a data center with an IAC subsidiary prior to the IPO; the Company paid this IAC subsidiary approximately $1.2 million for the year ended December 31, 2016.
Master Transaction Agreement
The master transaction agreement sets forth the agreements between IAC and the Company regarding the principal transactions necessary to separate our business from IAC, as well as govern certain aspects of our relationship with IAC post IPO. Under the master transaction agreement, the Company agrees to assume all of the assets and liabilities related to its business and agrees to indemnify IAC against any losses arising out of any breach by the Company of the master transaction agreement or the other transaction related agreements described below. IAC also agrees to indemnify the Company against losses arising out of any breach by IAC of the master transaction agreement or any of the other transaction related agreements.
Investor Rights Agreement
Under the investor rights agreement, the Company provides IAC with (i) specified registration and other rights relating to its shares of our common stock and (ii) anti-dilution rights. See "Note 10—Shareholders' Equity" for additional information on the anti-dilution rights.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Tax Sharing Agreement
The tax sharing agreement governs the rights, responsibilities, and obligations of the Company and IAC with respect to tax liabilities and benefits, entitlements to refunds, preparation of tax returns, tax contests and other tax matters regarding U.S. federal, state, local and foreign income taxes. Under the tax sharing agreement, the Company is generally responsible and required to indemnify IAC for: (i) all taxes imposed with respect to any consolidated, combined or unitary tax return of IAC or one of its subsidiaries that includes the Company or any of our subsidiaries to the extent attributable to the Company or any of our subsidiaries, as determined under the tax sharing agreement, and (ii) all taxes imposed with respect to any of the Company's subsidiaries’ consolidated, combined, unitary or separate tax returns.
At December 31, 2016, the Company had a tax receivable of $9.0 million due from IAC pursuant to the tax sharing agreement, which is included in "Other current assets" in the accompanying consolidated balance sheet. Payments made to IAC during 2016 pursuant to this agreement were $19.9 million.
Services Agreement
The services agreement governs services that IAC provides to the Company including, among others: (i) assistance with certain legal, finance, internal audit, treasury, information technology support, insurance and tax affairs, including assistance with certain public company reporting obligations; (ii) payroll processing services; (iii) tax compliance services; and (iv) such other services as to which IAC and the Company may agree. In addition, under the services agreement the Company provides IAC informational technology services and such other services as to which IAC and the Company may agree. The services agreement had an initial term of one year from the date of the IPO, and provides for automatic renewals for additional one year periods, subject to IAC’s continued ownership of a majority of the combined voting power of the Company's voting stock.
Employee Matters Agreement
The employee matters agreement covers a wide range of compensation and benefit issues related to the allocation of liabilities associated with: (i) employment or termination of employment, (ii) employee benefit plans and (iii) equity awards. Under the employee matters agreement, the Company's employees participate in IAC’s U.S. health and welfare plans, 401(k) plan and flexible benefits plan and the Company reimburses IAC for the costs of such participation. In the event IAC no longer retains shares representing at least 80% of the aggregate voting power of shares entitled to vote in the election of the Company’s Board of Directors, Match Group will no longer participate in IAC’s employee benefit plans, but will establish its own employee benefit plans that will be substantially similar to the plans sponsored by IAC.
The employee matters agreement also requires the Company to reimburse IAC for the cost of any IAC equity awards held by Match Group’s employees and former employees and that IAC may elect to receive payment either in cash or the Company common stock. With respect to equity awards in the Company's subsidiaries, IAC may require those awards to be settled in either shares of IAC’s common stock or in shares of the Company's common stock and, to the extent shares of IAC common stock are issued in settlement, the Company will reimburse IAC for the cost of those shares by issuing to IAC additional shares of the Company's common stock.
During the year ended December 31, 2016, 1.0 million shares of Company common stock were issued to IAC pursuant to the employee matters agreement; 0.5 million of which were issued as reimbursement for shares of IAC common stock issued in connection with the exercise and settlement of equity awards denominated in shares of a subsidiary of the Company; and 0.5 million of which were issued as reimbursement for shares of IAC common stock issued in connection with the exercise and vesting of IAC equity awards held by Company employees.
IAC Subordinated Loan Facility
Prior to the IPO, the Company entered into an uncommitted subordinated loan facility with IAC (the "IAC Subordinated Loan Facility"), which allows the Company to make one or more requests to IAC to borrow funds from it. If IAC agrees to fulfill any such borrowing request from the Company, such indebtedness will be incurred in accordance with the terms of the IAC Subordinated Loan Facility. Any indebtedness outstanding under the IAC Subordinated Loan Facility will be by its terms subordinated in right of payment to the obligations under the Match Group Credit Agreement and the Match Group Senior Notes, and will bear interest at the applicable rate set forth in the pricing grid in the Match Group Credit Agreement, which rate

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

is based on the Company's consolidated net leverage ratio at the time of borrowing, plus an additional amount to be agreed upon. The IAC Subordinated Loan Facility has a scheduled final maturity date of no earlier than 90 days after the maturity date of the Match Group Credit Facility or the latest maturity date in respect of any class of Term Loans outstanding under the Match Group Credit Agreement. At December 31, 2016, the Company had no indebtedness outstanding under the IAC Subordinated Loan Facility.
Relationship with IAC pre-IPO
For periods prior to the IPO, the Company's consolidated and combined statement of operations includes allocations of general and administrative costs, including stock-based compensation expense, related to IAC's accounting, treasury, legal, tax, corporate support and internal audit functions. These allocations were based on Match Group's revenue as a percentage of IAC's total revenue. Allocated general and administrative costs, inclusive of stock-based compensation expense, were $6.9 million and $6.6 million in the years ended December 31, 2015 and 2014, respectively, and are included in "General and administrative expense" in the accompanying consolidated and combined statement of operations. It is not practicable to determine the actual expenses that would have been incurred for these services had the Company operated as a stand-alone entity. Management considers the allocation method to be reasonable.
The Company and IAC entered into certain arrangements in the ordinary course of business, for: (i) the leasing of office space for certain of our businesses at properties owned by IAC, for which we paid IAC approximately $1.7 million and $1.0 million for the years ended December 31, 2015 and 2014, respectively, and (ii) the subleasing of space in a data center from an IAC subsidiary, for which we paid such IAC subsidiary approximately $1.2 million for each of the years ended December 31, 2015 and 2014, respectively.
The portion of interest income reflected in the consolidated and combined statement of operations that is intercompany in nature was $3.8 million and $2.1 million for the years ended December 31, 2015 and 2014, respectively.
The following summarizes the components of the net (increase)/decrease in IAC's investment in the Match Group prior to the IPO for the years ended December 31, 2015 and 2014:

	December 31,
	2015	2014

Capital contribution from IAC to partially fund the acquisition of PlentyOfFish	$(155,000)	$—
Cash transfers to IAC related to its centrally managed U.S. treasury management function, acquisitions and cash expenses paid by IAC on behalf of Match Group, net	126,275	165,782
Taxes	(57,041)	(54,761)
Interest income (expense), net (a)	3,813	(12,936)
Allocation of general and administrative expense	(6,898)	(6,648)
Net (increase) decrease in IAC's investment in the Match Group	$(88,851)	$91,437
______________________

(a)	Does not include long-term debt, related party.
Dividend to IAC
During the fourth quarter of 2015, the Company made a dividend to IAC in the amount of $1.5 billion, of which $1.0 billion was paid in cash and $445.3 million was assumed in the Match Exchange Offer. See "Note 9—Long-Term Debt" for additional information on this note exchange.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 19—BENEFIT PLANS
Match Group employees are eligible to participate in a retirement savings plan sponsored by IAC in the United States, which is qualified under Section 401(k) of the Internal Revenue Code. Under the IAC/InterActiveCorp Retirement Savings Plan (the "Plan"), participating employees may contribute up to 50% of their pre-tax earnings, but not more than statutory limits. The employer match under the Plan is fifty cents for each dollar a participant contributes in this Plan, with a maximum contribution of 3% of a participant's eligible earnings, but not more than statutory limits. Matching contributions are invested in the same manner as each participant’s voluntary contributions in the investment options provided under the Plan. An investment option in the Plan is IAC common stock, but neither participant nor matching contributions are required to be invested in IAC common stock. Matching contributions under the Plan for the years ended December 31, 2016, 2015 and 2014 were $1.6 million, $1.4 million and $1.2 million, respectively. The increase in matching contributions in 2016 is due primarily to an increase in participation in the Plan due to increased headcount. The increase in matching contributions in 2015 was due primarily to an increase in participation in the Plan due to acquisitions and increased headcount.
Internationally, Match Group also has or participates in various benefit plans, primarily defined contribution plans. The Company's contributions for these plans for the years ended December 31, 2016, 2015 and 2014 were $1.9 million, $2.0 million, and $2.1 million, respectively.
NOTE 20—STREAMLINING OF TECHNOLOGY SYSTEMS AND CONSOLIDATION OF EUROPEAN OPERATIONS
The Company has been in the process of modernizing and streamlining its underlying technology infrastructure that supports both its mobile and desktop platforms, as well as consolidating its European operations from seven principal locations down to three. The project is complete at December 31, 2016. For the year ended December 31, 2016, the Company incurred $4.9 million in costs related to this project, compared to $16.8 million for the year ended December 31, 2015. A summary of the costs incurred, payments made and the related accruals at December 31, 2016 and 2015 is presented below.

	December 31, 2016
	Severance	Professional Fees & Other	Total
	(In thousands)
Accrual as of January 1	$3,013	$564	$3,577
Charges incurred	345	4,576	4,921
Payments made	(2,404)	(4,844)	(7,248)
Accrual as of December 31	$954	$296	$1,250

	December 31, 2015
	Severance	Professional Fees & Other	Total
	(In thousands)
Accrual as of January 1	$795	$933	$1,728
Charges incurred	8,350	8,417	16,767
Payments made	(6,132)	(8,786)	(14,918)
Accrual as of December 31	$3,013	$564	$3,577

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The costs are allocated as follows in the statement of operations:

	Year Ended December 31,
	2016	2015
	(In thousands)
Cost of revenue	$566	$2,947
Selling and marketing expense	560	1,678
General and administrative expense	1,647	8,160
Product development expense	2,148	3,982
Total	$4,921	$16,767

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 21—CONSOLIDATED AND COMBINED FINANCIAL STATEMENT DETAILS

	December 31,
	2016	2015
	(In thousands)
Other current assets:
Prepaid expenses	$12,508	$16,900
Other	27,110	14,283
Other current assets	$39,618	$31,183

	December 31,
	2016	2015
	(In thousands)
Property and equipment, net:
Computer equipment and capitalized software	$103,727	$78,749
Leasehold improvements	19,391	10,285
Furniture and other equipment	4,166	2,372
Projects in progress	6,337	9,510
	133,621	100,916
Accumulated depreciation and amortization	(70,667)	(60,316)
Property and equipment, net	$62,954	$40,600

	December 31,
	2016	2015
	(In thousands)
Accrued expenses and other current liabilities:
Accrued employee compensation and benefits	$30,498	$24,165
Accrued advertising expense	20,927	23,201
Contingent consideration	18,972	—
Other	38,323	52,660
Accrued expenses and other current liabilities	$108,720	$100,026

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Other income (expense), net:
Foreign currency exchange gains, net	$19,950	$2,391	$2,580
Foreign currency exchange gain related to Euro denominated long-term debt - related party	—	7,558	8,307
Interest income	652	4,422	2,892
Other	(12,736)	(2,739)	6
Other income, net	$7,866	$11,632	$13,785

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 22—QUARTERLY RESULTS (UNAUDITED)

	Quarter Ended March 31	Quarter Ended June 30	Quarter Ended September 30	Quarter Ended December 31
	(In thousands, except per share data)
Year Ended December 31, 2016
Revenue	$260,401	$275,309	$287,530	$294,870
Cost of revenue	43,768	46,978	50,770	54,132
Operating income	34,186	77,500	90,938	112,925
Earnings from continuing operations	10,608	36,769	56,149	74,815
Net earnings attributable to Match Group, Inc. shareholders	7,152	34,078	56,410	73,811
Per share information attributable to the Match Group, Inc. shareholders:
Basic (a)	$0.03	$0.14	$0.22	$0.29
Diluted (a)	$0.03	$0.13	$0.21	$0.27

Year Ended December 31, 2015
Revenue	$210,147	$222,950	$235,131	$241,477
Cost of revenue	27,743	33,325	35,657	37,661
Operating income	36,065	47,761	59,071	70,084
Earnings from continuing operations	31,572	28,298	36,138	37,155
Net earnings attributable to Match Group, Inc. shareholders	26,206	23,325	35,259	35,593
Per share information attributable to the Match Group, Inc. shareholders:
Basic (a)	$0.16	$0.14	$0.21	$0.17
Diluted (a)	$0.16	$0.14	$0.20	$0.16
______________________

(a)	Quarterly per share amounts may not add to the related annual per share amount because of differences in the average common shares outstanding during each period.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 23—SUBSEQUENT EVENTS
On March 31, 2017, Match Group sold its Non-dating business, which operated under the umbrella of The Princeton Review, to ST Unitas, a global education technology company. In connection with the sale of The Princeton Review, the outstanding equity awards denominated in the equity of The Princeton Review were canceled. See "Note 5—Discontinued Operations" for additional information related to this sale.
In July 2017, Match Group elected to convert all outstanding equity awards of its wholly-owned Tinder business into Match Group options at a value determined through a process involving two investment banks.  During the third quarter of 2017, we made cash payments totaling approximately $500 million to cover (i) withholding taxes paid on behalf of employees who exercised options that were net settled and (ii) the purchase of certain fully vested awards.
In August 2017, we increased our Term Loan by $75 million to $425 million and repriced the Term Loan, reducing the applicable interest margin by 0.75% per annum to LIBOR plus 2.50%, with a LIBOR floor of 0.00% (previously, the terms were LIBOR plus 3.25%, with a LIBOR floor of 0.75%).
On October 23, 2017, a cost method investment with a carrying value of $51.1 million was sold for net cash proceeds of $60.2 million resulting in a pre-tax gain of $9.1 million, which will be recognized in the fourth quarter of 2017.

Schedule II
MATCH GROUP, INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charges to Earnings		Charges to Other Accounts		Deductions		Balance at End of Period
	(In thousands)
2016
Allowance for doubtful accounts	$902	$136	(a)	$23		$(385)	(d)	$676
Deferred tax valuation allowance	22,945	(593)	(b)	1,059	(c)	—		23,411
Other reserves	2,514							2,822
2015
Allowance for doubtful accounts	$804	$26	(a)	$87		$(15)	(d)	$902
Deferred tax valuation allowance	24,602	204	(e)	(1,861)	(f)	—		22,945
Other reserves	2,098							2,514
2014
Allowance for doubtful accounts	$822	$(1)	(a)	$89		$(106)	(d)	$804
Deferred tax valuation allowance	23,009	1,277	(g)	316	(h)	—		24,602
Other reserves	2,203							2,098
______________________

(a)	Additions to the allowance for doubtful accounts are charged to expense.

(b)	Amount is primarily related to an other-than-temporary impairment charge for a certain cost method investment and an increase in foreign tax credits.

(c)	Amount is related to the realization of previously unbenefited losses on an available-for-sale marketable equity security included in accumulated other comprehensive loss.

(d)	Write-off of fully reserved accounts receivable.

(e)	Amount is primarily related to a net increase in foreign, federal and state net operating losses.

(f)
Amount is primarily related to the decrease in unbenefited unrealized losses on an available-for-sale marketable equity security included in accumulated other comprehensive loss and currency translation adjustments on foreign net operating losses.

(g)	Amount is primarily related to federal net operating losses.

(h)
Amount is primarily related to the increase in unbenefited unrealized losses on a long-term marketable equity security included in accumulated other comprehensive loss, partially offset by currency translation adjustments on foreign net operating losses.